UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION
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Exchange Act of 1934 (Amendment No.___)
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HAWKINS, INC.
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HAWKINS, INC.
3100 East Hennepin Avenue
Minneapolis, Minnesota 55413

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held August 2, 2011

To our Shareholders:

The Annual Meeting of Shareholders of Hawkins, Inc. will be held at the Midland Hills Country Club, 2001 Fulham Street, Roseville, Minnesota on Tuesday, August 2, 2011, at 3:00 p.m., Central Time, for the following purposes:

1. To elect seven directors;

2. To approve the Hawkins, Inc. Employee Stock Purchase Plan;

3. To advise in a non-binding vote to approve the compensation of our executive officers as disclosed in the attached proxy statement, or a “say-on-pay” vote;

4. To advise in a non-binding vote to recommend the frequency of future say-on-pay votes, or a “say-when-on-pay” vote; and

5. To transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on June 6, 2011 as the record date for determining the shareholders entitled to vote at the Annual Meeting. Accordingly, only shareholders of record at the close of business on that date will be entitled to vote. Our transfer books will not be closed.

BY ORDER OF THE BOARD OF DIRECTORS

RICHARD G. ERSTAD, Secretary

Dated: June 22, 2011

IMPORTANT: To assure the necessary representation at the Annual Meeting, you are urged to SIGN AND RETURN THE ENCLOSED PROXY PROMPTLY TO SAVE THE COMPANY THE EXPENSE OF ADDITIONAL SOLICITATION. You may revoke your proxy at any time prior to its exercise, and returning your proxy will not affect your right to vote in person if you attend the Annual Meeting and revoke the proxy.

PROXY STATEMENT

HAWKINS, INC.
3100 East Hennepin Avenue
Minneapolis, Minnesota 55413
June 22, 2011

The following proxy statement is furnished in connection with the solicitation of proxies by our Board of Directors to be voted at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Tuesday, August 2, 2011 at the Midland Hills Country Club, 2001 Fulham Street, Roseville, Minnesota, at 3:00 p.m., Central Time, and at any adjournments of such meeting. Distribution of this Proxy Statement and proxy to shareholders began on or about June 22, 2011.

SOLICITATION

The cost of soliciting proxies and of the notices of the meeting, including the preparation, assembly and mailing of proxies and this Proxy Statement, will be borne by us. In addition to the use of the mail, proxies may be solicited personally or by telephone, mail or electronic mail by our directors, officers and regular employees. Furthermore, arrangements may be made with brokers, banks and similar organizations to send proxies and proxy materials to beneficial owners for voting instructions. We will reimburse such organizations for their expenses.

REVOCATION AND VOTING OF PROXY

Any proxy given pursuant to this solicitation and received in time for the Annual Meeting will be voted in accordance with the instructions in such proxy, unless the proxy is properly revoked prior to the meeting. Any shareholder giving a proxy may revoke it prior to its exercise at the meeting by (1) delivering a written notice expressly revoking the proxy to our Secretary at our offices, (2) signing and forwarding to us at our offices a later dated proxy, or (3) attending the Annual Meeting and casting his or her votes personally.

If you indicate on your proxy that you wish to abstain from voting, and you hold your shares in street name or your broker records abstentions, your shares will be considered present and entitled to vote at the Annual Meeting. Such shares will also count toward determining whether or not a quorum is present for the Annual Meeting. However, abstentions will not be taken into account in determining the approval of any of the proposals and will have the effect of casting a negative vote. If a shareholder (including a broker) does not give authority to a proxy to vote, or withholds authority to vote on a certain proposal, then the shareholder’s shares will not be considered present or entitled to vote on that proposal.

If you hold your shares in street name and do not provide voting instructions to your broker, your broker has authority under New York Stock Exchange rules to vote those shares for or against “routine” proposals, such as an amendment and restatement of our articles of incorporation. Brokers cannot vote on their customers’ behalf on “non-routine” proposals such as the approval of an equity compensation plan or the election of directors. These rules apply to us even though the shares of our common stock are traded on the NASDAQ Global Market. If a broker votes shares for which its customers have not provided voting instructions for or against a “routine” proposal, then those shares are counted for the purpose of establishing a quorum at the Annual Meeting and also will be counted for the purpose of determining the outcome of “routine” proposals. If a broker does not receive voting instructions as to a non-routine proposal, or chooses to leave shares unvoted on a routine proposal, a “broker non-vote” will occur and those shares will be counted for the purpose of establishing a quorum at the Annual Meeting, but not for determining the outcome of those proposals. Shares that are subject to broker non-votes are considered not entitled to vote on the particular proposal, and effectively reduce the number of shares needed to approve that proposal.

As of the date of this proxy statement, we know of no matters that will be presented for determination at the meeting other than those referred to in this proxy statement. If any other matters properly come before the meeting calling for a vote of shareholders, proxies in the enclosed form returned to us will be voted in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in accordance with the judgment of the proxy holders.

OUTSTANDING SHARES AND VOTING RIGHTS

At the close of business on June 6, 2011, the record date, there were 10,311,235 shares of our common stock, par value $0.05 per share, outstanding. The common stock is our only outstanding class of capital stock. Holders of common stock are entitled to one vote for each share held on the record date with respect to all matters that may be brought before the meeting. There is no cumulative voting for directors.

PROPOSAL ONE — ELECTION OF DIRECTORS

At the Annual Meeting, seven persons are to be elected to our Board of Directors, each to hold office for the ensuing year and until his successor is duly elected and qualified. Our By-laws provide for a Board of Directors of not fewer than three nor more than eleven directors. Our Board of Directors currently consists of seven directors, as established by resolution of our Board of Directors. Our By-laws provide that the nominees must be elected by the affirmative vote of the holders of a majority of the voting power of the shares represented at the meeting (whether in person or by proxy). Abstentions and withhold votes have the effect of a vote against the nominees. Executed and delivered proxies will be voted for the election of all nominees unless you direct otherwise. Should any nominee decline or be unable to accept such nomination or to serve as a director (an event which our management does not now expect to occur), proxies will be voted for a substitute nominee or nominees in accordance with the best judgment of the person or persons acting under them.

Our Board of Directors has nominated James A. Faulconbridge, Patrick H. Hawkins, Duane M. Jergenson, John S. McKeon, Daryl I. Skaar, James T. Thompson and Jeffrey L. Wright for election to the Board of Directors.

OUR BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ELECTION OF ALL NOMINEES FOR DIRECTOR.

Information About Our Directors

Our directors have served as our directors continuously since the year indicated below. The following information, as of May 31, 2011, including the principal occupation or employment of each director nominee, has been furnished to us by the respective director nominees. All positions are with our Company unless otherwise noted.

			Director
Director	Principal Occupation or Employment	Age	Since

John S. McKeon	Chairman of the Board since 2005; Retired; President and Chief Operating Officer of ConAgra Foods, Inc. Venture Development Group from 2003 to 2005; President and Chief Operating Officer of ConAgra Foods Snack Group (formerly Golden Valley Microwave Foods, Inc.) from 1993 to 2003; President of McKeon Associates, Inc. (corporate finance consulting) from 1991 to 1993; Vice President of Northstar Industries, Inc. from 1976 to 1990.	66	1984
Patrick H. Hawkins	Chief Executive Officer since 2011; President since 2010; Business Director — Food and Pharmaceuticals from 2009-2010; Business Manager — Food and Co-Extrusion Products from 2007-2009; Sales Representative — Food Ingredients from 2002-2009; various positions with the Company from 1992 to 2002.	40	2011
James A. Faulconbridge	President of Karges-Faulconbridge, Inc. (engineering and technical services) since 1996.	43	2006

			Director
Director	Principal Occupation or Employment	Age	Since

Duane M. Jergenson	Retired; Vice President of Operations of Taylor Corporation from 1985 to 1999; various positions with Taylor Corporation from 1966 to 1985.	64	1996
Daryl I. Skaar	Retired; Vice President and Chief Procurement Officer of Lucent Technologies from 1997 to 2000; various positions at 3M from 1965 to 1997, most recently as Vice President of Purchasing and Packaging Engineering.	69	2001
James T. Thompson	Retired; Executive Vice President — Commercial of The Mosaic Company from 2004 to 2007; board member, Sims Metal Management since 2009; various positions at Cargill, Inc. from 1974 to 2004, most recently as President of Cargill Steel from 1996 to 2004.	60	2009
Jeffrey L. Wright	G&K Services, Inc. — Chief Financial Officer since 1999, Executive Vice President and Director since May 2009, Senior Vice President from 2004 to 2009, Treasurer and Secretary from 1999 to 2003; BMC Industries, Inc. — Treasurer from 1998 to 1999, Controller from 1996 to 1998; various positions at Employee Benefit Plans, Inc. from 1993 to 1996, most recently as Vice President and Treasurer; employed by Arthur Andersen & Co. from 1984 to 1993.	48	2009

There are no family relationships among any of our directors, executive officers, or director nominees.

Each director nominee brings unique capabilities to our Board of Directors. The Board believes the nominees as a group have the experience and skills in areas such as general business management, corporate governance, manufacturing, finance, strategic planning and risk management that are necessary to effectively oversee our Company. In addition, the Board believes that each of our directors possesses high standards of ethics, integrity and professionalism, sound judgment and a commitment to representing the long-term interests of our shareholders. The following is information as to why each nominee should serve as a director of our Company:

•	Mr. McKeon has been our Chairman of the Board since 2005 and has extensive experience in management, manufacturing and corporate finance, having served as President and Chief Operating Officer of ConAgra Foods, Inc. Venture Development Group. His knowledge of our Company and its business is also valuable in formulating and executing our business plans and growth strategies.

•	Mr. Hawkins was appointed as our Chief Executive Officer in 2011. Mr. Hawkins has been with the Company for more than 18 years, giving him an intimate knowledge of our Company and its business and a deep passion for our Company’s continued success.

•	Mr. Faulconbridge is a principal of Karges-Faulconbridge, Inc., an engineering and technical services firm that services a broad variety of industries, including the ethanol industry. His background provides the Company with technical expertise and insight into ethanol and other industries we serve.

•	Mr. Jergenson has been on our Board for 14 years. His operations management experience with Taylor Corporation, one of the largest privately held companies in the United States, provides valuable perspective and insight as our Company seeks and implements growth opportunities.

•	Mr. Skaar has extensive experience in purchasing and procurement for large public companies, having served as Vice President and Chief Procurement Officer at Lucent Technologies and Vice President of Purchasing and Packing Engineering at 3M. This experience is valuable given the large number of products we must buy to operate our business.

•	Mr. Thompson has experience with major manufacturing and commodity companies having served 30 years at Cargill, Inc., including eight years as President of Cargill Steel, and three years as Executive Vice President — Commercial for The Mosaic Company, the world’s leading producer and marketer of concentrated phosphate and potash. This knowledge and experience is valuable to us in our commodity chemicals business.

•	Mr. Wright has extensive public company finance and audit experience, serving as Chief Financial Officer of G&K Services, Inc. and having been employed by Arthur Andersen & Co. He also has public company board experience, serving as a director of G&K Services, Inc. His background provides us with valuable financial and accounting experience as well as public company board experience.

Director Independence

Our Board of Directors has determined that, of the director nominees, each of Messrs. Faulconbridge, Jergenson, McKeon, Skaar, Thompson and Wright are “Independent Directors” as that term is defined under the applicable listing standards of the NASDAQ Stock Market. Accordingly, a majority of our directors are independent. In connection with its determination of independence, our Board of Directors determined that Mr. Wright’s director and officer positions with G&K Services, Inc., which is a customer of and supplier of services to the Company, did not constitute a relationship that would interfere with Mr. Wright’s exercise of independent judgment in carrying out the responsibilities of a director of our Company. All of our transactions with G&K Services, Inc. during the most recent completed fiscal year were conducted on arms-length terms in the ordinary course of business, and the amount of the transactions represents less than one percent of the annual revenues of both G&K Services, Inc. and our Company.

CORPORATE GOVERNANCE

Meetings of the Board of Directors

Our Board of Directors held ten meetings during the fiscal year ended April 3, 2011, hereinafter referred to as “fiscal 2011.” All directors attended at least 75% of the meetings of our Board of Directors and the committees on which they served. All directors attended our Annual Meeting of Shareholders in 2010. Our Board of Directors encourages, but does not require, director attendance at annual meetings of shareholders.

Leadership Structure of the Board of Directors

Our Board of Directors does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board as the Board of Directors believes it is in the best interests of the Company to make that determination based on the position and direction of the Company and the membership of the Board. The positions of Chief Executive Officer and Chairman of the Board are not currently held by the same person. This structure allows us to more fully utilize the skills of Mr. McKeon and ensures a greater active participation of the directors in setting agendas and establishing Board priorities and procedures. Further, this structure permits our Chief Executive Officer to focus on the management of the Company’s day-to-day operations.

Audit Committee

The Audit Committee, which consists of Jeffrey L. Wright (Chair), James A. Faulconbridge, and Daryl I. Skaar, is responsible for, among other things, selecting and appointing our independent auditors, meeting with the independent auditors and financial management to review the scope of the audit and the audit procedures, reviewing annually the responsibilities of the Audit Committee and recommending to our Board of Directors any changes to these responsibilities, and establishing and reviewing internal controls. The Audit Committee held four meetings during fiscal 2011.

Our Board of Directors has determined that all members of the Audit Committee are “independent” as that term is used in Section 10A(m) of the Securities Exchange Act of 1934 and “Independent Directors” as that term is defined under the applicable listing standards of the NASDAQ Stock Market. Our Board of Directors has determined that Messrs. Wright, Faulconbridge, and Skaar are “audit committee financial experts,” as the term is defined by regulations promulgated by the Securities and Exchange Commission (SEC).

The responsibilities of the Audit Committee are set forth in the Audit Committee Charter. A current copy of the charter is available on our website (www.hawkinsinc.com).

Compensation Committee

The Compensation Committee, which consists of James T. Thompson (Chair), Duane M. Jergenson, Daryl I. Skaar, and Jeffrey L. Wright, is responsible for establishing compensation policies for our Company and for reviewing and setting compensation for our executive officers. The Compensation Committee held five meetings during fiscal 2011.

Our Board of Directors has determined that all members of the Compensation Committee are “Independent Directors” as that term is defined under the applicable listing standards of the NASDAQ Stock Market, “non-employee directors” as that term is defined in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, and “outside directors” as that term is used in Section 162(m) of the Internal Revenue Code of 1986, as amended.

The Compensation Committee retained independent compensation consultant McLagan, formerly Amalfi Consulting, to provide the Compensation Committee with independent advice regarding industry practices and peer company compensation programs for fiscal 2011. No member of the Board of Directors or any executive officer has any affiliation with McLagan. McLagan provides no other services to the Company, and has reported directly to the chair of the Compensation Committee. McLagan advised the Compensation Committee on the principal aspects of our executive compensation components and best practices in executive compensation and provides market information and analysis regarding the competitiveness of levels and components of total compensation for the Company’s named executive officers for fiscal 2011. In determining the competitiveness of such compensation, the Compensation Committee reviewed survey data prepared by McLagan. The Company does not benchmark its compensation. The Compensation Committee reviews and considers the information provided by McLagan to understand current compensation practices, levels and structures and to inform its compensation decisions, but not to establish specific compensation parameters based on such data.

The Compensation Committee also regularly consults with our Chief Executive Officer, who makes recommendations to the Compensation Committee regarding compensation of our executive officers other than the Chief Executive Officer. Additional information on the role of the compensation consultants and management in the Compensation Committee’s processes and procedures can be found in the Compensation Discussion and Analysis section below.

The responsibilities of the Compensation Committee are set forth in the Compensation Committee Charter. A current copy of the charter is available on our website (www.hawkinsinc.com).

Governance and Nominating Committee

The Governance and Nominating Committee, which consists of James A. Faulconbridge (Chair), John S. McKeon, James T. Thompson and Jeffrey L. Wright, is responsible for identifying individuals qualified to become directors and recommending nominees to our Board of Directors for election at annual meetings of shareholders and to fill vacancies, monitoring developments in director compensation and, as appropriate, developing and recommending to our Board corporate governance principles applicable to us and overseeing public policy matters and compliance with our Code of Conduct. The Governance and Nominating Committee held four meetings during fiscal 2011. The responsibilities of the Governance and Nominating Committee are set forth in the Governance and Nominating Committee Charter. A current copy of the charter is available on our website (www.hawkinsinc.com). The Governance and Nominating Committee evaluated potential candidates for director nomination on the basis indicated below and recommended to the Board of Directors that the director nominees included in this Proxy Statement be submitted to the shareholders for election at the upcoming Annual Meeting of Shareholders.

Nominating Process

In order to maintain flexibility in its consideration of candidates, our Board of Directors does not have a formal policy regarding the consideration of any director candidates recommended by shareholders. However, the Governance and Nominating Committee would consider for possible nomination qualified nominees recommended by shareholders in compliance with our By-laws. To make a director nomination, a shareholder should send the director candidate’s name, credentials and contact information, a signed statement consenting to his or her nomination and agreeing, if elected, to serve as a director, a completed director nominee questionnaire (available from our Secretary upon request) and the other information required by our By-laws, to our Secretary no later than 90 days prior to the first anniversary of the preceding year’s annual meeting. The proposing shareholder should also include his or her contact information and evidence that the person submitting the nomination is a shareholder of the Company. The Governance and Nominating Committee will evaluate candidates (nominated by shareholders or otherwise) based on financial literacy, knowledge of our industry or other background relevant to our needs, status as a stakeholder in our Company, “independence” for purposes of compliance with Internal Revenue Service and SEC rules and NASDAQ Stock Market listing standards, and willingness, ability and availability for service. The Company does not have a formal policy with regard to the consideration of diversity in identifying director nominees, but the Governance and Nominating Committee strives to nominate directors with a variety of complementary skills so that, as a group, the Board will possess the appropriate talent, skills, and expertise to oversee the Company’s businesses.

Risk Oversight

The Company’s management is responsible for identifying the various risks facing the Company, formulating risk management policies and procedures, and managing the Company’s risk exposures on a day-to-day basis. The Board of Directors is responsible for monitoring the Company’s risk management processes by informing itself concerning the Company’s material risks and evaluating whether management has reasonable controls in place to address the material risks. The Board is not responsible, however, for identifying or managing the Company’s various risks. The Audit Committee of the Board of Directors is primarily responsible for monitoring management’s responsibility in the area of risk oversight, and risk management is a factor the Board and the Governance and Nominating Committee consider when determining which directors serve on the Audit Committee. Accordingly, management has reported to the Audit Committee on various risk management matters during fiscal 2011. The Audit Committee, in turn, reports on the matters discussed at the committee level to the full Board of Directors. The Audit Committee and the Board of Directors focus on the material risks facing the Company, including operational, market, liquidity, legal and regulatory risks, to assess whether management has reasonable controls in place to address these risks. The Board believes this allocation of responsibility provides an effective and efficient approach for addressing risk management.

Communications with Directors

Shareholders can contact the full Board of Directors, the independent directors as a group or any of the individual directors by writing to our Secretary at 3100 East Hennepin Avenue, Minneapolis, Minnesota 55413. All communications will be compiled by the Secretary and submitted to the addressees on a periodic basis.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee has (i) reviewed and discussed our audited financial statements for fiscal 2011 with both our management and KPMG LLP (“KPMG”); (ii) discussed with KPMG the matters required to be discussed by Statement of Auditing Standards No. 61, as amended, regarding communications with audit committees; (iii) received from KPMG the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and discussed with KPMG its independence; and (iv) considered whether the non-audit services provided by KPMG are compatible with maintaining the independence of KPMG.

Based on the review and discussions described above, the Audit Committee recommended to our Board of Directors that our audited financial statements be included in our Annual Report on Form 10-K for fiscal 2011 for filing with the SEC.

Jeffrey L. Wright (Chair)     James A. Faulconbridge     Daryl I. Skaar

Audit Committee of the Board of Directors

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S FEES

Our Audit Committee dismissed Deloitte & Touche LLP as the Company’s independent registered public accounting firm effective June 9, 2009. Neither of Deloitte’s reports on the financial statements of the Company for fiscal years ended March 30, 2008 or March 29, 2009, hereinafter referred to as “fiscal 2008” and “fiscal 2009,” respectively, contained an adverse opinion or disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope, or accounting principles. During fiscal years 2008 and 2009 and through June 9, 2009, there were no disagreements with Deloitte on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to Deloitte’s satisfaction, would have caused Deloitte to make reference to the subject matter in connection with its reports on the Company’s financial statements for such periods. During the same periods, there were no reportable events of the type set forth in Item 304(a)(1)(v) of Regulation S-K.

The Company provided Deloitte with a copy of this disclosure and requested that Deloitte furnish the Company with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the above statements. The letter from Deloitte was filed under cover of Amendment No. 1 to a Current Report on Form 8-K/A on June 17, 2009.

On June 9, 2009, our Audit Committee approved the engagement of KPMG LLP as the Company’s independent registered public accounting firm for fiscal 2010. During fiscal years 2008 and 2009 and through June 9, 2009, the Company had not consulted with KPMG with respect to any of the matters or reportable events set forth in Item 304(a)(2)(i) or (ii) of Regulation S-K.

The following table shows the aggregate fees billed to us by our independent registered public accounting firm, KPMG LLP, for services rendered during fiscal 2011 and fiscal 2010. The Audit Committee pre-approved 100% of the services described below.

	Fiscal 2011	Fiscal 2010
Description of Fees	Amount	Amount

Audit Fees	$267,300	$212,000
Tax Fees(b)	100,880	44,350

Total	$368,180	$256,350

(a)	Includes tax preparation and consulting fees.

The Audit Committee’s current practice on pre-approval of services performed by our independent registered public accounting firm is to approve annually all audit services, as well as the nature and extent of specific types of audit-related, tax and other non-audit services to be provided by the independent registered public accounting firm during the year. The Audit Committee reviews each non-audit service to be provided and assesses the impact of the service on the auditors’ independence. As the need arises, other specific permitted services are pre-approved on a case-by-case basis during the year. The Audit Committee has delegated to its chair pre-approval authority between meetings of the Audit Committee. Any pre-approvals made by the chair must be reported to the Audit Committee.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Compensation Discussion and Analysis

Our executive compensation program is designed to attract and retain executives who will lead our Company to achieve long-term success and growth in shareholder value. Consistent with that goal, our executive compensation is based on Company, business unit and individual performance to align the interests of our executive officers with those of our shareholders and is used to encourage our executive officers to stay with the Company. Our executive compensation program currently includes a mix of elements that rewards current results as well as motivates long-term performance through an appropriate balance of base pay and performance-based variable compensation. Our performance-based variable compensation consists of a short-term component that provides significant incentives relative to both superior current business results as well as personal performance, and a long-term incentive plan that motivates long-term performance and aligns business objectives with the interests of our shareholders.

Our profitability in fiscal 2011 declined slightly from fiscal 2010 levels. Gross profit was $61.9 million, or 20.8% of sales, for fiscal 2011, as compared to $64.4 million, or 25.1% of sales, for fiscal 2010. The LIFO method of valuing inventory decreased gross profit by $3.9 million for fiscal 2011 due to increased raw material costs and higher inventory volumes at year-end maintained to meet customer requirements during an anticipated flood. In the prior year, LIFO increased gross profit by $12.6 million due to decreases in certain raw material costs during that period. As a result, our executive officers received below-target payouts under the corporate and business unit performance measures under our annual non-equity incentive compensation arrangement and earned below the targeted number of restricted shares under the performance-based restricted stock units granted for fiscal 2011 as described below.

During the same period, our executives negotiated and completed the acquisition of substantially all the assets of Vertex Chemical Company, which provides us with significant expansion opportunities, and also managed a transition between Chief Executive Officers. These were among the factors considered by the Compensation Committee in providing at target or above target awards under the individual performance measures under our annual non-equity incentive compensation arrangements.

Our Chief Executive Officer John R. Hawkins passed away on March 9, 2011. On March 11, 2011, our Board of Directors appointed Patrick H. Hawkins, then President of our Company, to serve as Chief Executive Officer in accordance with our existing succession plan. The Board did not make any changes to Patrick H. Hawkins’ compensatory arrangements in connection with his promotion and they remained unchanged through the remainder of fiscal 2011. References in this Compensation Discussion and Analysis to “Chief Executive Officer” means John R. Hawkins, unless otherwise noted.

Determining Executive Compensation for Fiscal 2011

Our executive compensation program for the last fiscal year consisted of the following elements:

•	base salary,

•	annual non-equity incentive compensation,

•	annual equity awards,

•	contributions to long-term benefit plans, and

•	other benefits.

The Compensation Committee does not benchmark the total compensation or any element of compensation to our executives. It also does not apply a mechanical formula or target a specific amount relative to comparative data for any individual nor does it target a specific amount or relative weight for any component of compensation. Rather, the Compensation Committee members reviewed and considered broad-based third-party survey data to understand current compensation practices, levels and structures and thereby inform its compensation decisions, but not to establish specific compensation parameters based on such data. The data was collected by independent compensation consultant McLagan, formerly Amalfi Consulting, a compensation consulting firm, which also provided the Compensation Committee with independent advice on industry practices and information on compensation programs of companies offering products similar to ours and from companies of comparable size to us that the Compensation Committee used in determining the compensation received by our executives during fiscal 2011. The Compensation Committee did not select the companies that McLagan included in its sample, although it did have input into the criteria used by McLagan in the selection process. The Compensation Committee did not use the information provided to it by McLagan in a formulaic manner, but instead used the information to inform its judgment regarding the appropriate levels and components of total compensation for the Company’s executive officers. The Compensation Committee considered all elements of compensation together and utilized the members’ experience and judgment in determining the total compensation opportunity and mix of compensation elements appropriate for each executive officer in light of our compensation objectives.

The Compensation Committee viewed the information provided by McLagan as one of a number of tools available to the Committee in assessing executive compensation. The Compensation Committee also regularly consults with our Chief Executive Officer, who makes recommendations to the Compensation Committee regarding compensation of our executive officers other than the Chief Executive Officer. Our Chief Executive Officer participates in some of the Compensation Committee’s deliberations regarding compensation for our other executive officers, although all determinations are made by the Compensation Committee.

Elements of Executive Officer Compensation

Base Salary

We provide base salaries to our executive officers to compensate them for fulfilling their primary responsibilities and to provide financial stability. The Compensation Committee annually reviews, and adjusts as appropriate, base salaries for our executive officers. In June 2010, the Compensation Committee made market adjustments to base salaries for fiscal 2011 based on its evaluation of the competitive information available to it. The base salaries paid to our executive officers during the last three completed fiscal years are listed in the Summary Compensation Table below.

Annual Non-Equity Incentive Compensation

Annual non-equity incentive compensation is a key component of our executive compensation strategy. The purpose of annual incentive compensation is to provide cash compensation that is variable based on the achievement of performance goals established by the Compensation Committee. Our executive officers do not have a contractual right to receive a fixed bonus for any fiscal year.

Our non-equity incentive arrangement (described below) provides for no payout to executive officers unless a specified portion of the target is achieved and allows for a significantly increased payout if the target is exceeded. Beginning in fiscal 2011, cash incentive payments were determined and paid once each year following the completion of our annual audit.

For fiscal 2011, the Compensation Committee designated the following factors for determining whether a cash incentive payment would be paid under the arrangement for a particular performance period and in what amount:

•	corporate performance,

•	business unit performance for the executive in charge of such unit, and

•	individual objectives.

The corporate performance portion of the annual cash incentive payment was based on our Company-wide results for fiscal 2011 as measured by income before taxes as compared to a targeted level of income before taxes for that period. The 2011 target was adjusted to exclude costs related to the accelerated vesting of outstanding equity awards incurred in fiscal 2011 due to the death of our Chief Executive Officer, John Hawkins, and the acceleration of certain payments due to John Hawkins under his Retention Bonus

Agreement. For fiscal 2011, the targeted level of income before taxes was $34,500,000, while the actual performance was $33,281,000. The business unit performance portion of the incentive payment was based on an operational measure of business unit profitability for fiscal 2011 as compared to a targeted measure for the respective business unit for that period. The targeted Water Treatment Group measure was $23,400,000, while the actual performance was $23,300,000. The targeted Industrial Group measure was $44,000,000, while the actual performance was $43,963,000. In each case, the targeted levels of performance were based on the level of anticipated performance that was derived from the Company’s annual operating plan. The Compensation Committee set these target performance levels to ensure that a substantial portion of each executive officer’s cash compensation is tied to corporate and business unit performance, as appropriate, and to provide our executives with a performance-based opportunity to achieve market-competitive total compensation.

The Compensation Committee established multiple individual objectives for each executive officer for the fiscal year. The individual objectives for our Chief Executive Officer included succession planning, strategic planning matters and developing a growth plan for the business. For our President, the individual objectives included strengthening our relationships with key customers and suppliers, strengthening working relationships within our groups and continued leadership development. For our Chief Financial Officer, the individual objectives included supporting acquisition activities and staff development. For our General Counsel, the individual objectives included supporting acquisition activities and managing the business insurance renewal process. For our Vice President — Water Treatment Group, the individual objectives included business expansion initiatives and staff planning. For our Vice President — Industrial, the individual objectives included customer relationship matters and new product initiatives. The Compensation Committee consulted with our Chief Executive Officer, Patrick H. Hawkins, for his assessment of the degree to which the other executive officers had met their respective individual objectives and then made its own determination as to the appropriate level of payout under these measures for each of the executive officers.

The Compensation Committee determined that 80% of the annual cash incentive payment opportunities for our Chief Executive Officer, Chief Financial Officer and General Counsel for fiscal 2011 should be based upon Company-wide performance against the income targets to reflect their significant Company-wide responsibilities and resulting ability to impact the overall success of the Company. In addition, the Compensation Committee determined that 20% should be based upon meeting their individual objectives.

The Compensation Committee determined that 40% of the annual cash incentive payment opportunities for Ms. Paulson and Mr. Sevenich for fiscal 2011 should be based upon Company-wide performance and 40% should be based upon the profitability of their respective business units to reflect their dual roles as leaders of their respective business units and as members of the Company’s overall executive management team. In addition, the Compensation Committee determined that 20% should be based upon meeting their individual objectives.

The annual cash incentive payment opportunities for participating executive officers were based on the following percentages of base salary for fiscal 2011:

	Threshold	Target	Maximum
	Annual Cash	Annual Cash	Annual Cash
Position	Incentive Payment	Incentive Payment	Incentive Payment

Chief Executive Officer	30%	60%	120%
President	25%	50%	100%
Chief Financial Officer	20%	40%	80%
General Counsel	15%	30%	60%
Vice President — Water Treatment Group	20%	40%	80%
Vice President — Industrial Group	20%	40%	80%

The Compensation Committee established the targets for each of the executive officers based on the relative scope of his or her responsibilities and resulting ability to impact the Company’s performance. The Compensation Committee established a higher target opportunity for the Chief Executive Officer to reflect his significant responsibilities regarding the creation and implementation of long-term strategic direction for the entire Company.

No annual cash incentive payments are made unless the threshold level of 80% of the respective performance target is achieved. Performance between 80% and 100% of the respective target is awarded on a sliding scale from 50% of the target annual cash incentive payment for exactly achieving 80% of the performance target to 100% of the target annual cash incentive payment for achieving the respective target (e.g., 90% of performance target will lead to an award of 75% of the target annual cash incentive payment). Performance between 100% and 120% of the respective target is awarded on a sliding scale from 100% of the target annual cash incentive payment for exactly meeting the performance target to 200% of the target annual cash incentive payment for exceeding the performance target by 20% (e.g., 105% of performance target will lead to an award of 125% of the target annual cash incentive payment). Performance over 120% of the applicable performance target does not result in any additional annual cash incentive payment.

As a result of our financial performance for the fiscal year, no participating executive officer met their respective corporate and business unit performance targets. As a result, each participating executive officer received less than the targeted payout under the financial measures. Achievement of individual objectives is more qualitative and subjective and Ms. Paulson was determined to have attained her individual objectives for the fiscal year, while Ms. Pepski and Messrs. Patrick Hawkins and Erstad were determined to have exceeded their individual objectives for the year and Mr. Sevenich was determined to have attained the threshold level of performance for his individual objectives. Ms. Paulson received the targeted annual cash incentive payment for individual objectives, while Ms. Pepski and Messrs. Patrick Hawkins and Erstad received the maximum annual cash incentive payment for individual objectives based on exceeding the targeted performance on their personal objectives and Mr. Sevenich received the minimum annual cash payment for individual objectives based on attaining the threshold level of performance based on his individual objectives. While the Compensation Committee has discretion to adjust the size of the final payouts under the program, it has not done so.

Equity Awards

Our equity incentive compensation program is designed to:

•	align the interests of the participants with those of our shareholders,

•	provide incentives for the retention of executive officers,

•	establish a minimum level of performance for payouts under certain of the equity awards,

•	provide an opportunity for increased payouts for performance in excess of established targets under certain of the equity awards, and

•	provide an equity incentive program comparable to those at competitive companies.

The equity incentive award program had consisted of a combination of:

•	grants to each executive officer of traditional stock options at fair market value on the date of grant with vesting on the third anniversary of the date of grant, and

•	grants of performance-based restricted stock unit awards based on Company performance during the current fiscal year with any related restricted stock vesting on the second anniversary of the end of that fiscal year.

For fiscal 2011, the Compensation Committee, with the assistance of McLagan, reviewed our equity incentive award practices and determined to discontinue granting stock options to our executives and increased the targeted level of performance-based restricted stock units granted to each executive. The change was made to make a greater portion of the executive’s compensation performance based. As a result, each executive’s targeted grant is based on a percentage of the executive’s base salary, rather than a fixed number of units. Under this program, in June 2010 each executive officer was granted a performance-based restricted stock unit award representing a future issuance of restricted shares of our common stock based on a pre-tax income target for the fiscal year.

The actual number of restricted shares issued to each executive officer under the performance-based restricted stock unit is based on a sliding scale for pre-tax income above or below the target and is subject to minimum and maximum thresholds. For fiscal 2011, the pre-tax income target was set at $34,500,000, the same level as our target used for our non-equity incentive plan arrangement described above, while our actual performance was $33,281,000. If our pre-tax income were less than 80% of the target pre-tax income in fiscal 2011, then no executive officer would have received restricted shares from the performance-based restricted stock units. If our pre-tax income were between 80% and 100% of the target in fiscal 2011, then the executive officers would have received a number of restricted shares based on a sliding scale between 50% of the target restricted shares and 100% of the target restricted shares. If our pre-tax income were between 100% and 120% of the target in fiscal 2011, then the executive officers would have received a number of restricted shares based on a sliding scale between 100% of the target restricted shares and 150% of the target restricted shares. Because our pre-tax income was more than 80%, but less than 100%, of the target in fiscal 2011, the executive officers each received fewer than the targeted number of restricted shares.

The Compensation Committee established the following performance-based restricted stock unit award amounts for the executive officers for fiscal 2011:

	Target % of
Position	Base Salary	Minimum	Target	Maximum

CEO	90%	7,410	14,820	22,230
President	75%	4,068	8,136	12,205
Chief Financial Officer	60%	2,790	5,579	8,369
General Counsel	60%	2,616	5,231	7,846
Vice President — Water Treatment Group	60%	2,732	5,463	8,194
Vice President — Industrial Group	60%	2,464	4,928	7,392

The Compensation Committee established the targeted performance-based restricted stock unit award for each of the executive officers based on a percentage of each officer’s base salary, divided by the closing stock price on the date of grant. The percentages were based the Compensation Committee’s assessment of the relative scope of his or her responsibilities and the resulting ability of the individual to impact the Company’s performance, as well as information provided by McLagan.

The number of shares actually issued to John Hawkins upon his death was based on the terms of the applicable performance-based restricted stock unit award notice and restricted stock agreement, which required that we issue him the target number in the case of death. The actual number of restricted shares issued to each of the other executive officers was determined after our audited financial information became available for fiscal 2011. The restricted shares will vest 100% two years after the last day of fiscal 2011. The restricted shares will terminate in their entirety if the executive officer departs the Company before the end of the vesting period other than in cases of death or disability.

In the event of a change in control of the Company or other “fundamental change” as defined below, then the performance-based restricted stock unit award will vest immediately at 100% of its target if the Compensation Committee determines that the fundamental change will not result in the continuation of the performance-based restricted stock unit award. Any shares of restricted stock outstanding under performance-based restricted stock unit awards will also immediately vest. If a performance-based restricted stock unit award is continued after a fundamental change, but, in connection with the fundamental change, an executive is terminated without cause or resigns for good cause, then the performance-based restricted stock unit award and any restricted stock granted under the performance-based restricted stock unit award will vest in the same manner. We believe that these triggers in our performance-based restricted stock unit award notices in connection with a fundamental change strike an appropriate balance between Company and shareholder concerns about executive retention in the event of a fundamental change and an executive’s legitimate concerns regarding termination or diminution of duties as a result of a fundamental change or a change in control. In our 2010 Omnibus Incentive Plan, “fundamental change” generally includes any one of the following, unless otherwise provided in an award agreement:

•	the consummation of a corporate transaction, subject to certain exceptions;

•	any person or group becomes the beneficial owner of more than 50% of the combined voting power of the Company, subject to certain exceptions; or

•	continuing directors cease to constitute a majority of the members of our Board of Directors.

“Corporate transaction” means any dissolution or liquidation of the Company, sale of substantially all of its assets, merger or consolidation involving the Company, or statutory share exchange involving Company stock. Similarly, “continuing director” means an individual who is, as of the effective date of the corporate transaction, a director of the Company, or who becomes a director after the effective date and whose initial election, or nomination for election by the Company’s shareholders, was approved by at least a majority of the then continuing directors, but excluding anyone whose initial assumption of office occurs as a result of an actual or threatened election contest solicitation of proxies or consents by a person other than our Board of Directors.

Contribution to Long-Term Benefit Plan

All of our executive officers participate in our Profit Sharing Plan, which is generally available to all other non-bargaining unit employees. Contributions to the Profit Sharing Plan by us on behalf of our executive officers have been a key component of our retention objectives since the contributed benefits initially vest over a six-year period.

Under the plan, our executive officers participate on the same terms as all other eligible employees, with the annual compensation that was used to determine plan benefits being capped at $245,000 for fiscal 2011. This limit will be adjusted in future years under federal tax law for cost-of-living increases.

Under our Profit Sharing Plan, we contributed a percentage of each eligible participant’s compensation to an account maintained for the participant under the plan. Participant accounts are credited with the appropriate gains or losses resulting from employee-directed investments made by the plan. During recent years, including fiscal 2011, we made contributions to this plan equal to 15% of each participant’s compensation, subject to the cap on the plan benefits. For fiscal 2011, we contributed $36,750 on behalf of each named executive officer.

Other Benefits

The Compensation Committee believes that we must offer a competitive benefits program to attract and retain our executive officers. During fiscal 2011, we provided medical and other health and welfare benefits to our executive officers that are generally available to our other employees. We currently permit any employee who retires after working for us for at least 25 years to continue to participate in our health insurance coverage until that person reaches the age of 65. The cost to the retired employee for that coverage is equivalent to the amount that the retiree would have been obligated to pay for the coverage under COBRA (the Consolidated Omnibus Budget Reconciliation Act). This policy is based on the importance we place on the retention of our employees, including our executive officers.

The only perquisite we offer to our executive officers is the personal use of a company car.

Other Agreements and Policies

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code denies a deduction to any publicly-held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation to such covered employee exceeds $1.0 million. Under current IRS interpretations, a “covered employee” is the chief executive officer of the Company and any other executive officer (other than the chief financial officer) who is among the three other most highly compensated officers employed by the Company at a year-end.

Certain kinds of compensation, including qualified “performance-based compensation,” are disregarded for purposes of the deduction limitation. In order to qualify as “performance-based compensation” for Section 162(m) purposes, compensation must satisfy certain requirements, including that the vesting and payment such compensation must generally be conditioned upon the satisfaction over a specified performance period of pre-established performance goals set by the Compensation Committee. The Compensation Committee believes that all of the incentive based compensation we granted to our executive officers is performance-based for purposes of Section 162(m), and therefore no named executive officer exceeded the $1.0 limit.

Compensation Committee Report

The Compensation Committee has discussed and reviewed the Compensation Discussion and Analysis with management. Based upon this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in our Annual Report on Form 10-K.

James T. Thompson (Chair)     Duane M. Jergenson     Daryl I. Skaar     Jeffrey L. Wright

Compensation Committee of the Board of Directors

Summary Compensation Table

The following table sets forth the compensation of our Chief Executive Officer, Chief Financial Officer and the three other highest paid executive officers (collectively, the “named executive officers”).

				Stock		Non-Equity
				Awards	Option	Incentive Plan	All Other
		Salary	Bonus	($)(a)	Awards	Compensation	Compensation	Total
Name and Principal Position	Year	($)	($)	(b)	($)(a)	($)(c)	($)(d)	($)

John R. Hawkins	2011	435,639	—	382,504	—	221,778	728,762	1,768,683
Chief Executive Officer	2010	341,242	—	165,827	144,332	378,000	50,386	1,079,787
(until March 9, 2011)	2009	327,642	—	128,578	98,370	359,083	46,384	960,057
Patrick H. Hawkins	2011	280,000	—	210,068	—	158,107	39,572	687,747
Chief Executive Officer	2010	—	—	—	—	—	—	—
(beginning March 11, 2011)and	2009	—	—	—	—	—	—	—
President (beginning March 29, 2010)
Kathleen P. Pepski	2011	238,125	—	143,994	—	108,416	45,938	536,473
Vice President, Chief Financial	2010	212,652	—	46,427	40,412	156,600	43,678	499,769
Officer and Treasurer	2009	208,075	—	35,998	27,544	158,785	2,228	432,630
Richard G. Erstad	2011	223,417	—	135,012	—	76,230	49,534	484,193
Vice President, General Counsel	2010	203,000	—	46,427	40,412	111,240	10,470	411,549
and Secretary (beginning	2009	74,359	25,000	—	—	—	4,050	103,409
November 17, 2008)
Keenan A. Paulson	2011	233,292	—	141,000	—	89,228	49,548	513,068
Vice President —	2010	212,208	—	46,427	40,412	139,676	39,492	471,390
Water Treatment Group	2009	205,233	—	35,998	27,544	136,970	37,514	443,259
John R. Sevenich	2011	224,750	—	127,192	—	81,732	39,590	473,264
Vice President — Industrial Group	2010	198,853	—	46,427	40,412	145,440	38,834	469,966
	2009	193,053	—	35,998	27,544	141,052	36,346	433,993

(a)	Amounts represent the aggregate grant date fair value of awards made each fiscal year, as computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718. See Note 9, Profit Sharing and Employee Stock Ownership Plans, to our audited financial statements included in our Annual Report on Form 10-K for fiscal 2011 for a description of our accounting for these awards and the assumptions used in valuing the awards.

(b)	Each amount shown reflects the grant date fair value of a performance based restricted stock unit award granted during the respective fiscal year, with such value computed based on the probable outcome of the applicable performance conditions as of the grant date. The values of the performance-based restricted unit awards granted in fiscal 2011, assuming the highest level of performance conditions are achieved, are set forth below.

Name	Amount Reported	Maximum Amount

Mr. John R. Hawkins	$382,504	$573,756
Mr. Patrick H. Hawkins	$210,068	$315,101
Ms. Pepski	$143,994	$215,991
Mr. Erstad	$135,012	$202,518
Ms. Paulson	$141,000	$211,500
Mr. Sevenich	$127,192	$190,788

(c)	See the description of target levels corporate performance, business unit performance and individual objectives, as described under “Annual Non-Equity Incentive Compensation” in the Compensation Discussion and Analysis above. All of the amounts reported for fiscal 2011 were paid in fiscal 2012 after we completed our annual audit.

(d)	Amounts reported for fiscal 2011 include:

•	With respect to John R. Hawkins, $680,000 as acceleration of a retention bonus that became payable upon the death of Mr. Hawkins in March 2011

•	Contributions of $36,750 to our Profit Sharing Plan by the Company on behalf of each of each of our named executive officers.

•	The remaining amount included for each individual consists of the personal value of a Company-provided car (based on the incremental cost to the Company, calculated as the personal use portion of the amortized cost of acquiring and operating the car). For income tax purposes, the amount included in the executive officer’s income is based on IRS regulations. This amount is not grossed up for taxes.

Grants of Plan-Based Awards

The following table sets forth information concerning grants of plan-based awards to our named executive officers during fiscal 2011.

		Estimated Possible Payouts Under			Estimated Future Payouts Under			Grant Date Fair
		Non-Equity Incentive Plan Awards(a)			Equity Incentive Plan Awards(b)			Value of Stock
		Threshold	Target	Maximum	Threshold	Target	Maximum	Awards
Name	Grant Date	($)	($)	($)	(#)	(#)	(#)	($)(c)

John R. Hawkins	6/2/10	127,500	255,000	510,000
	6/2/10				7,410	14,820	22,230	382,504
Patrick H. Hawkins	6/2/10	70,000	140,000	280,000
	6/2/10				4,068	8,136	12,204	210,068
Kathleen P. Pepski	6/2/10	48,000	96,000	192,000
	6/2/10				2,790	5,579	8,369	143,994
Richard G. Erstad	6/2/10	33,750	67,500	135,000
	6/2/10				2,616	5,231	7,847	135,012
Keenan A. Paulson	6/2/10	47,000	94,000	188,000
	6/2/10				2,732	5,463	8,195	141,000
John R. Sevenich	6/2/10	42,400	84,800	169,600
	6/2/10				2,464	4,928	7,392	127,192

(a)	Awards represent potential payments under our annual non-equity incentive arrangement for fiscal 2011. Payments are based on specified target levels of corporate performance, business unit performance and individual objectives, as described under “Annual Non-Equity Incentive Compensation” in the Compensation Discussion and Analysis.

The actual amounts earned for fiscal 2011 are the sole components of “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table above. Except in the case of death or retirement,

executives must be employed on the date the payments are made (typically in June of each year with respect to the most recently completed fiscal year) to be eligible for a payment. The threshold, target and maximum payments are based on the plan’s requirements, which were 30%, 60% and 120% of base salary, respectively, for our CEO; 25%, 50% and 100% of base salary, respectively, for our President; 15%, 30% and 60% of base salary, respectively, for our General Counsel; and 20%, 40% and 80% of base salary, respectively, for the other named executive officers.

(b)	Awards represent potential awards of shares of restricted stock under performance-based restricted stock unit awards granted for fiscal 2011. The number of restricted shares to be issued was based on the degree to which specified target levels of income before taxes were achieved. See “Equity Awards” in the Compensation Discussion and Analysis for the performance targets applicable to the performance-based restricted stock units granted for performance in fiscal 2011. Additional terms of the outstanding performance-based restricted stock units are described in Note (a) to the Outstanding Equity Awards table. The number of restricted shares actually granted to each individual for fiscal 2011 performance was below the target level (except for the grant to Mr. John R. Hawkins, which under its terms, was granted at target upon his death), and is as follows: Mr. John R. Hawkins, 14,820 shares; Mr. Patrick H. Hawkins, 7,417 shares; Ms. Pepski, 5,086 shares; Mr. Erstad, 4,769 shares; Ms. Paulson, 4,981 shares; and Mr. Sevenich, 4,493 shares.

(c)	Grant date fair value for performance-based restricted stock units was determined in accordance with FASB ASC Topic 718. For the performance-based restricted stock units, the actual number of restricted shares that could be earned ranged from 0 to 150% of the target amount. For the performance-based restricted stock units, the amount reported is based on the assumed probable outcome of the performance conditions assessed as of the grant date of the performance-based restricted stock units.

Outstanding Equity Awards at 2011 Fiscal Year-End

The following table sets forth certain information concerning outstanding equity awards held by our named executive officers as of April 3, 2011.

	Option Awards					Stock Awards
									Equity
									Incentive
								Equity	Plan
								Incentive	Awards:
								Plan	Market or
								Awards:	Payout
								Number of	Value of
						Number of	Market	Unearned	Unearned
	Number of	Number of				Shares or	Value of	Shares,	Shares,
	Securities	Securities				Units of	Shares or	Units or	Units or
	Underlying	Underlying				Stock That	Units of	Other Rights	Other Rights
	Unexercised	Unexercised		Option	Option	Have Not	Stock that	That Have	That Have
	Options (#)	Options (#)		Exercise	Expiration	Vested	Have Not	Not Vested	Not Vested
Name	Exercisable	Unexercisable		Price ($)	Date	(#)(a)	Vested ($)(b)	(#)	($)

John R. Hawkins(c)	33,333 (d)	—		15.43	5/13/2018	—	—	—	—
	33,333 (d)	—		19.90	6/10/2019
Patrick H. Hawkins	—	—		—	—	7,417	303,151	—	—
Kathleen P. Pepski	—	9,333	(e)	15.43	5/13/2018	8,586	350,921	—	—
		9,333	(f)	19.90	6/10/2019
Richard G. Erstad	—	9,333	(f)	19.90	6/10/2019	8,269	337,954	—	—
Keenan A. Paulson	—	9,333	(e)	15.43	5/13/2018	6,148	251,249	—	—
		9,333	(f)	19.90	6/10/2019
John R. Sevenich	—	9,333	(e)	15.43	5/13/2018	7,993	326,664	—	—
		9,333	(f)	19.90	6/10/2019

(a)	Consists of shares of restricted stock actually issued under the performance-based restricted stock unit awards granted for fiscal 2010 and 2011. The restricted shares vest 100% two years after the last day of fiscal year for which they were awarded. The restricted shares will be forfeited in their entirety if the executive officer departs the Company before the end of the vesting period. The vesting of the units and restricted shares may be accelerated upon the occurrence of certain events described below under “Potential Payments Upon Termination or Change in Control”.

(b)	Based on closing market price of our common stock as of the most recently completed fiscal year of $40.87 per share.

(c)	All of restricted stock and performance-based restricted stock unit awards held by Mr. John R. Hawkins were accelerated and vested upon his death on March 9, 2011 as shown below under “Option Exercises and Stock Vested”.

(d)	Represents stock options which vested upon the death of Mr. John Hawkins on March 9, 2011.

(e)	Represents stock options granted on May 13, 2008, which became exercisable on May 13, 2011, the third anniversary of the date of grant.

(f)	Represents stock options granted on June 10, 2009, which become exercisable on June 10, 2012, the third anniversary of the date of grant. The vesting of the options may be accelerated upon the occurrence of certain events described below under “Potential Payments Upon Termination or Change in Control”.

Option Exercises and Stock Vested

The following table provides information concerning the aggregate number of shares of restricted stock that vested for each of our named executive officers during fiscal 2011, and the aggregate dollar values realized by each of our named executive officers upon such vesting.

	Stock Awards
	Number of
	Shares
	Acquired	Value Realized
	on Vesting	on Vesting
Name	(#)	($)(a)

John R. Hawkins(b)	39,820	1,494,842
Patrick H. Hawkins	—	—
Kathleen P. Pepski	3,500	141,645
Richard G. Erstad	—	—
Keenan A. Paulson	5,833	234,825
John R. Sevenich	3,500	141,645

(a)	Amounts in this column are based on the fair market value of a share of our common stock on the date of vesting.

(b)	Includes all outstanding shares of restricted stock which vested in their entirety upon the death of John Hawkins on March 9, 2011. These restricted shares were issued in settlement of performance-based restricted stock units that were themselves subject to accelerated vesting upon Mr. Hawkins’ death.

Potential Payments Upon Termination or Change in Control

It has not been our practice to provide our officers with any right to severance payments or benefits, and none of our executive officers currently has an employment, severance or change in control agreement or arrangement with us. We did, however, enter into a retention agreement with John R. Hawkins that provided for an accelerated payout in connection with his death. Award agreements for our equity incentive awards provide for accelerated vesting and exercisability of such awards in connection with an individual’s termination of employment due to death or disability, or under certain circumstances in connection with a “fundamental change” involving the Company (as defined on page 12 in the “Compensation Discussion and Analysis”), as described below. The Compensation Committee also retains the discretion to make severance payments to an executive officer if it believes the specific circumstances warrant a payment.

Termination Other than Due to Death or Disability Following a Fundamental Change

All named executive officers with performance-based restricted stock units or shares of restricted stock are entitled to accelerated vesting of the units and the restricted shares following a “fundamental change” involving the Company if (i) the awards will not be continued, assumed or replaced in connection with the fundamental change, or (ii) if the awards are continued, assumed or replaced, the executive is involuntarily terminated without cause or resigns for good reason during the applicable performance period or prior to the final vesting of the restricted shares. Under either of these circumstances, a performance-based restricted stock unit award will vest immediately at 100% of its target payout, and any shares of restricted stock issuable in payment of such units or already outstanding as the result of earlier payments of performance-based restricted stock unit awards will also immediately vest. For these purposes, “cause” for termination generally involves the commission of a felony or conviction for a criminal misdemeanor, gross misconduct or fraud that is likely to cause material harm to the Company, a material violation of Company policies or its code of conduct, or a willful or material breach of any agreement with the Company. “Good reason” for resignation generally involves a decrease in base salary, a material diminution in authority, responsibilities or duties, a relocation of one’s principal work location by more than 50 miles, or a material breach by the Company of an agreement with the affected executive.

In addition, in connection with a fundamental change involving the Company, the Compensation Committee may generally (1) accelerate the vesting of outstanding unvested stock options, (2) make appropriate provision to protect any stock option in a manner that equitably preserves the compensation element of the stock option at the time of the fundamental change, or (3) cancel the stock option in exchange for payment of cash equal to the amount, if any, by which the then current “fair market value” of the shares subject to the option exceeds the aggregate exercise price of the shares covered by the stock option. “Fair market value” per share means the cash plus the fair market value, as determined in good faith by the Compensation Committee, of the non-cash consideration to be received per share by the shareholders of the Company upon the occurrence of the fundamental change.

The following table presents the value of all outstanding restricted stock unit, restricted stock and option awards that would have been received by each named executive officer if a fundamental change took place on the last business day of our most recently completed fiscal year and all such awards had been accelerated in connection with such fundamental change.

	Early Vesting of
	Performance-Based
	Restricted Stock
	Units/Restricted	Early Vesting of
	Stock	Stock Options	Total
Name	($)(a)	($)(b)	($)

John R. Hawkins(c)	—	—	—
Patrick H. Hawkins	332,518	—	332,518
Kathleen P. Pepski	371,059	433,145	804,203
Richard G. Erstad	356,836	195,713	552,549
Keenan A. Paulson	270,968	433,145	704,113
John R. Sevenich	344,452	433,145	777,597

(a)	Amounts determined by multiplying the number of shares for which vesting is accelerated by our closing stock price on April 1, 2011 ($40.87 per share).

(b)	Amounts determined by multiplying the number of option shares for which vesting is accelerated by our closing stock price on April 1, 2011 ($40.87 per share) and subtracting the exercise price of such option shares.

(c)	All awards held by Mr. John R. Hawkins were accelerated in connection with his death on March 9, 2011 as described below.

Termination of Employment Due to Death or Disability

All named executive officers with performance-based restricted stock units or shares of restricted stock are entitled to accelerated vesting of the units and the restricted shares upon termination of employment due to death or disability. In the event that the executive officer’s employment with the Company ceases due to death or disability during a performance period, then any performance-based restricted stock unit award will vest immediately at 100% of its target payout. Any shares of restricted stock issuable in payment of such units or already outstanding as the result of earlier payments of performance-based restricted stock unit awards will also immediately vest. The Company will issue one unrestricted share in exchange for each vested unit.

In addition, all named executive officers with outstanding unvested stock options are entitled to accelerated vesting of the stock options upon termination of employment due to death or disability.

The following table presents the value of all outstanding restricted stock unit, restricted stock and option awards that would have been received by each named executive officer if a termination of the officer due to death or disability had taken place on the last business day of our most recently completed fiscal year.

	Early Vesting of
	Performance-Based
	Restricted Stock
	Units/Restricted	Early Vesting of
	Stock	Stock Options	Total
Name	($)(a)	($)(b)	($)

John R. Hawkins(c)	—	—	—
Patrick H. Hawkins	332,518	—	332,518
Kathleen P. Pepski	371,059	433,145	804,203
Richard G. Erstad	356,836	195,713	552,549
Keenan A. Paulson	270,968	433,145	704,113
John R. Sevenich	344,452	433,145	777,597

(a)	Amounts determined by multiplying the number of shares for which vesting is accelerated by our closing stock price on April 1, 2011 ($40.87 per share).

(b)	Amounts determined by multiplying the number of option shares for which vesting is accelerated by our closing stock price on April 1, 2011 ($40.87 per share) and subtracting the exercise price of such option shares.

(c)	All awards held by Mr. John R. Hawkins were accelerated in connection with his death on March 9, 2011 as described below.

On June 2, 2010, we entered into a Retention Bonus Agreement with John R. Hawkins, our Chief Executive Officer. The Retention Bonus Agreement provided that we would pay to Mr. Hawkins a retention bonus in the amount of $680,000 upon the occurrence of certain conditions and contained a provision accelerating payment in the event of Mr. Hawkins’ death. Mr. Hawkins died in March 2011 and the payment obligation was accelerated. The retention bonus will be paid to the personal representative of Mr. Hawkins’ estate in substantially equal installments over a period of three years. Also in connection with Mr. Hawkins death, the exercisability of stock options involving 66,666 shares was accelerated, and the vesting and payment in unrestricted shares of a total of 14,820 outstanding performance-based restricted stock units and restricted shares was accelerated. The value as of the date of his death of the options accelerated (measured by the difference between the then-current fair market value of the shares subject to the options and the aggregate exercise price of those shares) was $1,324,987 and the value as of the same date of the restricted stock units and restricted shares whose vesting was accelerated was $1,494,843.

Director Compensation for Fiscal 2011

During fiscal 2011, we paid each non-employee director an annual retainer of $25,000. We paid a supplemental annual retainer of $15,000 to our Chairman of the Board. We also paid supplemental annual retainers of $7,500 to the chairs of the Audit and Compensation committees and $5,000 to the chair of our

Governance and Nominating Committee. Additionally, our non-employee directors received a meeting fee of $2,000 for each Board and committee meeting attended.

The Compensation Committee oversees our non-employee director compensation program, under which each non-employee director is entitled to receive a grant of restricted common stock with a value of $35,000 on the date of our annual meeting of shareholders following the director’s election or reelection to the Board by our shareholders. The restricted stock vests one year from the date of issuance, subject to acceleration in the event of the director’s death or disability. For service during fiscal 2011, each non-employee director was granted 1,166 shares of restricted common stock on July 28, 2010 and these shares will vest in their entirety one year from their date of issuance.

During fiscal 2006, we entered into a consulting agreement with John S. McKeon, our Chairman of the Board, which was amended in fiscal 2010, to provide consulting services for certain strategic projects. Mr. McKeon received consulting fees of $75,000 under this arrangement in fiscal 2011.

The following table shows, for each of our current and former non-employee directors, information concerning annual compensation earned for services in all capacities during fiscal 2011:

	Fees Earned
	or Paid	Stock	All Other
Name	in Cash ($)	Awards ($)(a)	Compensation ($)	Total ($)

James A. Faulconbridge	62,000	34,980	—	96,980
Duane M. Jergenson	52,000	34,980	—	86,980
John S. McKeon	79,000	34,980	75,000 (b)	188,980
Daryl I. Skaar	58,000	34,980	—	92,980
James T. Thompson	65,500	34,980	—	100,480
Jeffrey L. Wright	71,500	34,980	—	106,480

(a)	Each member of the Board received 1,166 shares of restricted stock as part of his retainer on July 28, 2010 pursuant to the 2010 Plan. The amounts shown in this column represent the grant-date fair value of each of the awards computed in accordance with FASB ASC Topic 718. See Note 9, Profit Sharing and Employee Stock Ownership Plans, to our audited financial statements included in our Annual Report on Form 10-K for fiscal 2011 for a description of our accounting for these awards and the assumptions used in valuing the awards. All of these shares vest in full on July 28, 2011, are eligible to receive dividends paid on our common stock and were the only shares of restricted stock held by each director at the end of our most recently completed fiscal year.

(b)	Consists of consulting fees, as described above.

Compensation Committee Interlocks and Insider Participation

All decisions regarding compensation of our executive officers during fiscal 2011 were made by the Compensation Committee of our Board of Directors. During fiscal 2011, the following directors served on the Compensation Committee: Duane M. Jergenson, James T. Thompson, Daryl I. Skaar and Jeffrey L. Wright. None of our executive officers participates in any Board or committee vote setting his or her annual salary or non-equity cash incentive payments. None of the members of the Compensation Committee is a current or former officer or employee of our Company, and there were no interlocking relationships as defined by the SEC, involving our executive officers, our directors, and other entities with which our directors or executive officers are associated.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about shares that may be issued under the 2004 Plan and the 2010 Plan as of April 3, 2011. We do not have any other equity compensation plans required to be included in this table.

Number of
Securities to Be
	Issued upon	Weighted Average	Number of Securities
	Exercise of	Exercise Price of	Remaining Available
	Outstanding	Outstanding	for Future Issuance
	Options, Warrants	Options, Warrants	Under Equity
Plan Category	and Rights	and Rights ($)	Compensation Plans

Equity compensation plans approved by security holders(a)	131,997	17.82	1,040,777	(b)(c)

(a)	We maintain two plans that were approved by our shareholders, the 2004 Omnibus Stock Plan and the 2010 Omnibus Incentive Plan. Both plans allow awards in the form of restricted or unrestricted stock, incentive or non-statutory stock options, stock appreciation rights, performance-based restricted stock units or other stock-based awards.

(b)	Includes securities available for future issuance under the 2010 Plan. There is no limit on the portion of the 1,040,777 shares of common stock available for distribution under this plan that may be awarded in the form of restricted or unrestricted stock.

(c)	Does not include 33,321 shares of restricted stock which were issuable upon vesting of outstanding performance-based restricted stock unit awards as of April 3, 2011.

SECURITY OWNERSHIP OF MANAGEMENT AND BENEFICIAL OWNERSHIP

The following table contains information as of June 1, 2011 (except as otherwise noted below) concerning the beneficial ownership of our common stock by all directors, the named executive officers, all directors and executive officers as a group and shareholders known by us to beneficially own more than 5% of our common stock. Unless otherwise noted, the address for each shareholder listed below is our executive offices.

	Number of Shares
	Beneficially		Percent of
Name of Beneficial Owner	Owned(a)		Shares

Trustees, Hawkins, Inc. Employee Stock Ownership Plan and Trust	1,262,730	(b)	12.2%
Royce & Associates, LLC	727,344	(c)	7.1%
T. Rowe Price Associates, Inc.	677,021	(d)	6.6%
James A. Faulconbridge	5,272	(e)	*
Patrick H. Hawkins	31,733	(f)	*
Duane M. Jergenson	19,293	(g)	*
John S. McKeon	33,122	(g)	*
Daryl I. Skaar	8,807	(g)	*
James T. Thompson	2,166	(g)	*
Jeffrey L. Wright	2,166	(g)	*
Richard G. Erstad	8,269	(h)	*
Keenan A. Paulson	55,536	(i)	*
Kathleen P. Pepski	20,223	(j)	*
John R. Sevenich	46,298	(k)	*
All directors and officers as a group (14 persons)	281,504	(l)	2.7%

*	Less than one percent.

(a)	Unless otherwise noted, all shares shown are held by shareholders possessing sole voting and investment power with respect to such shares.

(b)	The Trustee of the Hawkins, Inc. Employee Stock Ownership Plan and Trust is Charles Schwab Trust Company. The ESOP allows plan participants to direct voting of shares allocated to their plan accounts and all shares held by the ESOP are allocated to plan participant accounts. Under the applicable trust agreement, the Trustee is to vote shares with respect to which no voting instructions are received from plan participants in proportion to the shares voted by plan participants who do submit voting instructions. As a result, the Trustee may theoretically be deemed to share, at least temporarily, voting power for all shares of the ESOP. The Trustee also has limited dispositive power with respect to all shares of the ESOP, reflecting a requirement that the assets of the ESOP must primarily consist of shares of Hawkins’ stock. The Trustee disclaims beneficial ownership of the shares attributed to it in its capacity as Trustee of the ESOP.

(c)	Based on a Schedule 13G/A filed by Royce & Associates, LLC with the SEC on January 13, 2011. The address for Royce & Associates is 745 Fifth Avenue, New York, NY 10151.

(d)	Based on a Schedule 13G filed by T. Rowe Price Associates, Inc. with the SEC on February 12, 2011. The address for T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, MD 21202.

(e)	Includes 1,550 shares that Mr. Faulconbridge holds jointly with his wife as to which he shares voting and investment power and 1,166 shares of restricted stock, which shares vest and the related restrictions expire on July 28, 2011.

(f)	Includes 11,802 shares representing the beneficial interest of Mr. Hawkins as of May 23, 2011 in our ESOP and 7,417 shares of restricted stock, which shares vest and the related restrictions expire on April 3, 2013. Does not include outstanding Performance-Based Restricted Stock Unit Awards.

(g)	Includes 1,166 shares of restricted stock, which shares vest and the related restrictions expire on July 28, 2011.

(h)	Consist of 3,500 shares of restricted stock, which shares vest and the related restrictions expire on March 12, 2012 and 4,769 shares of restricted stock, which shares vest and the related restrictions expire on April 3, 2013. Does not include outstanding Performance-Based Restricted Stock Unit Awards.

(i)	Includes 36,179 shares representing the beneficial interest of Ms. Paulson as of May 23, 2011 in our ESOP, 9,333 shares covered by options exercisable within 60 days granted to Ms. Paulson, 1,167 shares of restricted stock, which shares vest and the related restrictions expire on March 28, 2012 and 4,981 shares of restricted stock, which shares vest and the related restrictions expire on April 3, 2013. Does not include outstanding Performance-Based Restricted Stock Unit Awards.

(j)	Includes 9,333 shares covered by options exercisable within 60 days granted to Ms. Pepski, 3,500 shares of restricted stock, which shares vest and the related restrictions expire on March 28, 2012, and 5,086 shares of restricted stock, which shares vest and the related restrictions expire on April 3, 2013. Does not include outstanding Performance-Based Restricted Stock Unit Awards.

(k)	Includes 26,675 shares representing the beneficial interest of Mr. Sevenich as of May 23, 2011 in our ESOP, 9,333 shares covered by options exercisable within 60 days granted to Mr. Sevenich, 3,500 shares of restricted stock, which shares vest and the related restrictions expire on March 28, 2012, and 4,493 shares of restricted stock, which shares vest and the related restrictions expire on April 3, 2013. Does not include outstanding Performance-Based Restricted Stock Unit Awards.

(l)	Includes 108,352 shares representing the beneficial interest of the directors and officers as of May 23, 2011 in our ESOP. Does not include outstanding Performance-Based Restricted Stock Unit Awards.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and persons who beneficially own more than ten percent of our common stock to file initial reports of ownership and reports of changes in ownership of our common stock with the SEC. Executive officers, directors and persons who beneficially own more than ten percent of our common stock are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to us, and written representations from our executive officers and directors, all Section 16(a) filing requirements applicable to our executive officers and directors have been satisfied.

RELATED PARTY TRANSACTIONS

We employ Michael Clemens and John Clemens, the brothers of Theresa R. Moran, our Vice President — Quality and Support; and Daniel Paulson, the son of Keenan A. Paulson, our Vice President — Water Treatment Group. Including retirement plan contributions and bonuses, each such employee earned in excess of $120,000 in fiscal 2011.

The Audit Committee Charter provides that the Audit Committee is responsible for approving all related party transactions. The Audit Committee reviews and ratifies all transactions involving our Company and any director, nominee for director, executive officer, other employee or family member thereof on a quarterly basis. It is our intention that these transactions will be on terms no less favorable to us than we could obtain from unaffiliated third parties.

PROPOSAL TWO — APPROVAL OF EMPLOYEE STOCK PURCHASE PLAN

On January 27, 2011, our Board of Directors authorized the adoption of a new Employee Stock Purchase Plan (the “ESPP”), subject to shareholder approval. The approval of this ESPP will authorize 300,000 shares of our common stock for issuance over the term of the ESPP.

The ESPP offers eligible employees the opportunity to acquire a stock ownership interest in the Company through periodic payroll deductions that are applied toward the purchase of shares of our common stock at a discount from the then-current market price.

The full text of the ESPP as proposed to be ratified is contained in Appendix A to this proxy statement. The significant features of the ESPP are summarized below. Effective in April 2011, the Company’s previous Employee Stock Purchase Plan was discontinued.

Administration

The ESPP is administered by the Compensation Committee. The Committee has full authority to adopt rules and procedures to administer the ESPP, to interpret the provisions of the ESPP, to determine the terms and conditions of offerings under the ESPP, to designate which of our subsidiaries may participate in the ESPP. All costs and expenses incurred for ESPP administration are paid by our Company.

Securities Subject to the ESPP

An aggregate of 300,000 shares of our common stock have been reserved for issuance under the ESPP. The shares are to be made available from authorized but unissued shares of our common stock. Any shares issued under the ESPP will reduce, on a one-for-one basis, the number of shares available for subsequent issuance under the ESPP. In the event of any change to our outstanding common stock, such as a recapitalization, stock split or similar event, appropriate adjustments will be made to the number and class of shares available under the ESPP and to the number, class and purchase price of shares subject to each outstanding purchase right.

Eligibility and Participation

Any individual employed by the Company or any participating subsidiary corporation (including any corporation which subsequently becomes such at any time during the term of the ESPP) who has completed at least 90 days of employment by the Company or a designated affiliate and who is customarily expected to work at least five months in any calendar year is eligible to participate in the ESPP. As of June 10, 2011, we estimate that approximately 310 employees, including our five named executive officers, were eligible to participate in the ESPP. Eligible employees may enroll in the ESPP and begin participating at the start of any purchase period.

Purchase Periods and Purchase Dates

Shares of common stock will be offered under the ESPP through a series of offerings, each of which consists of a single purchase period of six months, or such other duration (up to 27 months) as the Committee may prescribe. If our shareholders approve this Proposal, we expect that our shares will be offered under the ESPP through a series of successive six-month purchase periods that are expected to commence on the first day of January and July each year. Purchases under the ESPP are expected to occur on the last trading day of June and December each year.

Purchase Price

The purchase price of our common stock acquired on each purchase date will be no less than 85% of the lower of (i) the closing market price per share of our common stock on the first day of the applicable purchase period or (ii) the closing market price per share of our common stock on the purchase date at the end of the applicable six-month purchase period.

The closing market price of our common stock on any relevant date under the ESPP will be deemed to be equal to the closing selling price per share on such date on the NASDAQ Global Select Market. The closing sale price of our common stock on the NASDAQ Global Select Market on June 10, 2011 was $34.29 per share.

Payroll Deductions and Stock Purchases

Each participant may elect to have an amount of eligible compensation of at least $10.00 and not more than $1,000.00 with held as a payroll deduction per pay period (up to a maximum of 500 shares each purchase period). The accumulated deductions will automatically be applied on each purchase date to the purchase of shares of our common stock at the purchase price in effect for that purchase date. For purposes of the ESPP, eligible compensation generally includes base salary, bonuses, commissions and overtime pay, and excludes allowances and income with respect to equity-based awards.

Special Limitations

The ESPP imposes certain limitations upon a participant’s right to acquire our common stock, including the following:

•	Purchase rights may not be granted to any individual who owns stock (including stock purchasable under any outstanding purchase rights) possessing 5% or more of the total combined voting power or value of all classes of our stock or the stock of any of our subsidiaries.

•	A participant may not be granted rights to purchase more than $25,000 worth of our common stock (valued at the time each purchase right is granted) for each calendar year in which such purchase rights are outstanding.

•	No participant may purchase more than 500 shares of our common stock on any one purchase date.

Termination or Modification of Purchase Rights

A participant may withdraw from the ESPP at any time, and his or her accumulated payroll deductions will be promptly refunded. A participant may also increase or decrease the amount of his or her payroll deductions once per purchase period. A participant’s purchase right will immediately terminate upon his or her cessation of employment for any reason. Any payroll deductions that the participant may have made for the purchase period in which such cessation of employment occurs will be refunded and will not be applied to the purchase of common stock.

Shareholder Rights

No participant will have any shareholder rights with respect to the shares covered by his or her purchase rights until the shares are actually purchased on the participant’s behalf through the ESPP.

Transferability

No purchase rights will be assignable or transferable by the participant, except by will or the laws of inheritance following a participant’s death. Shares of common stock purchased through the ESPP by a participant may not be sold by the participant prior to three months and a day after the purchase date of the shares.

Corporate Transactions

If our Company is acquired by merger or through the sale of all or substantially all its assets, the Board of Directors may provide that (i) each right to acquire shares on any purchase date scheduled to occur after the date of the consummation of the acquisition transaction shall be continued or assumed or an equivalent right shall be substituted by the surviving or successor corporation or its parent or subsidiary, (ii) the ESPP shall be terminated, or (iii) the purchase period then in progress shall be shortened by setting a new purchase date.

Share Proration

Should the total number of shares of common stock to be purchased pursuant to outstanding purchase rights on any particular purchase date exceed the number of shares remaining available for issuance under the ESPP at that time, then the Committee will make a pro-rata allocation of the available shares on a uniform and nondiscriminatory basis, and the payroll deductions of each participant not used to purchase shares will be refunded.

Amendment and Termination

The ESPP may be terminated at any time by the Board of Directors, and will terminate upon the date on which all shares remaining available for issuance under the ESPP are sold pursuant to exercised purchase rights.

The Board of Directors may at any time amend or suspend the ESPP. However, the Board of Directors may not, without shareholder approval, amend the ESPP to (i) increase the number of shares issuable under the ESPP or (ii) effect any other change in the ESPP that would require shareholder approval under applicable law or to maintain compliance with Section 423 of the Internal Revenue Code.

U.S. Federal Income Tax Consequences

The following is a summary of the principal United States federal income tax consequences to the Company and to participants subject to U.S. taxation with respect to participation in the ESPP. This summary assumes the ESPP qualifies as an “employee stock purchase plan” within the meaning of Section 423 if the Internal Revenue Code, is not intended to be exhaustive and does not discuss the income tax laws of any city, state or foreign jurisdiction in which a participant may reside.

Under a qualified Internal Revenue Code Section 423 arrangement, no taxable income will be recognized by a participant, and no deductions will be allowed to the Company, upon either the grant or the exercise of the purchase rights. Taxable income will not be recognized until either there is a sale or other disposition of the shares acquired under the ESPP or in the event the participant should die while still owning the purchased shares.

If a participant sells or otherwise disposes of the purchased shares within two years after the first day of the purchase period in which such shares were acquired, or within one year after the actual purchase date of those shares, then the participant will recognize ordinary income in the year of sale or disposition equal to the amount by which the closing market price of the shares on the purchase date exceeded the purchase price paid for those shares, and the Company will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal in amount to such excess. The participant also will recognize a capital gain to the extent the amount realized upon the sale of the shares exceeds the sum of the aggregate purchase price for those shares and the ordinary income recognized in connection with their acquisition.

If a participant sells or otherwise disposes of the purchased shares more than two years after the first day of the purchase period in which the shares were acquired and more than one year after the actual purchase date of those shares, the participant will recognize ordinary income in the year of sale or disposition equal to the lower of (i) the amount by which the selling price of the shares on the sale or disposition date exceeded the purchase price paid for those shares or (ii) 15% of the closing market price of the shares on the first day of the purchase period in which the shares were acquired. Any additional gain upon the disposition will be taxed as a long-term capital gain. The Company will not be entitled to an income tax deduction with respect to such disposition.

If a participant still owns the purchased shares at the time of death, his or her estate will recognize ordinary income in the year of death equal to the lower of (i) the amount by which the closing market price of the shares on the date of death exceeds the purchase price or (ii) 15% of the closing market price of the shares on the first day of the purchase period in which those shares were acquired.

Plan Benefits

The benefits to be received by our executive officers and employees as a result of the proposed ESPP are not determinable because the amounts of future purchases by participants are based on elective participant contributions.

Required Vote

The affirmative vote of the holders of a majority of the outstanding shares of our common stock of the entitled to vote on this item and present in person or by proxy at the Annual Meeting is required for approval of this proposal, including the ESPP and the shares authorized for issuance under the ESPP. Proxies solicited by our Board of Directors will be voted for approval of this proposal, unless otherwise specified. If shareholder approval is not obtained, then the ESPP will remain in effect under its current terms until the date our Board of Directors terminates the ESPP.

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THIS PROPOSAL TWO

PROPOSAL THREE — ADVISORY VOTE ON EXECUTIVE OFFICER COMPENSATION

The Company seeks a non-binding advisory vote from its shareholders to approve the compensation of our executive officers as described in this proxy statement under “Executive Compensation” and “Compensation Discussion and Analysis.”

This proposal gives our shareholders the opportunity to express their views on our executive officer compensation. Because your vote is advisory, it will not be binding upon the Board of Directors. However, the Compensation Committee will take into account the outcome of the vote when making future executive officer compensation decisions.

Our executive compensation program has been designed to attract and retain executives who will lead our Company to achieve long-term success and growth in shareholder value. Consistent with that goal, our executive compensation is based on Company, business unit and individual performance and the alignment of the interests of our executive officers with those of our shareholders and is used to encourage our executive officers to stay with the Company. Our executive compensation program currently includes a mix of compensation elements that rewards current results as well as motivates long-term performance through an appropriate balance of base pay and performance-based variable compensation. To incent appropriate performance, our performance-based variable compensation consists of a short-term variable pay component that significantly rewards executives for both current business results as well as personal performance, and a long-term incentive plan that motivates long-term performance and aligns business results with the interests of our shareholders.

We are presenting this proposal, which gives you as a shareholder the opportunity to approve our executive officer compensation as disclosed in this proxy statement by voting for or against the following resolution:

RESOLVED, that the shareholders approve the compensation of the Company’s executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained in the Company’s 2011 proxy statement.

THE BOARD OF DIRECTORS BELIEVES THAT THE COMPENSATION OF OUR EXECUTIVE OFFICERS IS APPROPRIATE AND RECOMMENDS A VOTE “FOR” THIS PROPOSAL THREE.

PROPOSAL FOUR — ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY VOTE TO APPROVE OUR EXECUTIVE OFFICER COMPENSATION PRACTICES

The Company seeks a non-binding advisory vote from its shareholders to determine the frequency of the non-binding advisory vote to approve the compensation of our executive officers as described in the Compensation Discussion and Analysis section and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in our annual proxy statements.

This proposal gives our shareholders the opportunity to express their views as to whether the non-binding advisory vote on our executive officer compensation practices should occur every one, two, or three years. Because your vote is advisory, it will not be binding upon the Board of Directors. However, the Board of Directors will take into account the outcome of the vote when deciding the frequency of the non-binding advisory approval of our future executive officer compensation decisions.

We recommend that the frequency of this non-binding advisory vote occur once every three years. Our Board reviewed the alternatives to determine the approach that will best serve our Company and our shareholders. Our Board has determined that an advisory vote on executive compensation held every three years would be the best approach for Hawkins based on a number of considerations, including, among other things, the following:

•	Our compensation program ties a substantial portion of the compensation provided to our Named Executive Officers to our long-term corporate performance. We believe that a triennial vote will give our shareholders the opportunity to more fully assess the success or failure of our long-term compensation strategies and the related business outcomes with the hindsight of three years of corporate performance; and

•	A three-year vote cycle allows sufficient time for our Board to review and respond to shareholders’ views on executive compensation and to implement changes, if necessary, to our executive compensation program.

In the future we may determine that a more or less frequent advisory vote is appropriate, either in response to the vote of our shareholders on this Proposal Four or for other reasons. While we believe our recommendation is appropriate at this time, the shareholders are not voting to approve or disapprove our recommendation, but are instead asked to provide an advisory vote on whether the non-binding advisory vote on the approval of our executive officer compensation practices should be held every one, two or three years. The option among those choices that obtains a plurality of votes cast by the shares present or represented by proxy and entitled to vote at the Annual Meeting will be deemed to have received the advisory approval of our shareholders.

THE BOARD OF DIRECTORS RECOMMENDS AN ADVISORY VOTE FOR “3 YEARS” FOR THIS PROPOSAL FOUR.

OTHER MATTERS

Our management does not know of any other business that will be presented for consideration at the Annual Meeting. If, however, any other business does properly come before the Annual Meeting, proxies will be voted in accordance with the judgment of the person or persons acting under them as to what is in the best interests of our Company.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG LLP, an independent registered public accounting firm, was retained by the Audit Committee for fiscal 2011 and has been retained by the Audit Committee as our auditor for fiscal 2012.

Representatives of KPMG LLP are expected to attend the Annual Meeting and will have the opportunity to make a statement if they desire to do so. They are expected to be available to respond to appropriate questions.

PROPOSALS BY SHAREHOLDERS

In order for a shareholder proposal to be considered for inclusion in our proxy statement for next year’s annual meeting of shareholders, the written proposal must be received by us at our principal executive office no later than February 23, 2012. Any such proposals also must comply with all applicable requirements of Minnesota law and the rules and regulations of the SEC regarding shareholder proposals. In order for any other shareholder proposal to be properly brought before next year’s annual meeting of shareholders, we must receive a written notice at our principal executive office no later than, May 4, 2012, in conformance with our By-Laws. The persons named as proxies by us for that meeting will have discretionary authority to vote on any shareholder proposal for which such notice is not properly received by us and as otherwise permitted pursuant to the SEC’s rules and regulations regarding the voting of proxies. Any director nominations made by shareholders also must comply with the relevant provisions set forth in Article II of our By-laws, as described under the Nominating Process section above. A copy of our By-laws has been filed with the SEC and is available on the SEC’s website (www.sec.gov) or may be obtained by sending a written request to our Secretary at our executive offices.

FORM 10-K

Our Annual Report on Form 10-K for fiscal 2011, including financial statements, is being mailed with this Proxy Statement. Shareholders who wish to obtain an additional copy of our Annual Report on Form 10-K for fiscal 2010 may do so without charge by writing to: Hawkins, Inc., 3100 East Hennepin Avenue, Minneapolis, Minnesota 55413, Attention: Secretary. Our Annual Report on Form 10-K, as well as other Company reports, are also available on the SEC’s website (www.sec.gov).

APPENDIX A

HAWKINS, INC.

EMPLOYEE STOCK PURCHASE PLAN

1.  Purpose of the Plan.  The purpose of this Hawkins, Inc. Employee Stock Purchase Plan (the “Plan”) is to provide the employees of Hawkins, Inc. (the “Company”) and its participating subsidiaries with a convenient means of purchasing shares of the Company’s common stock from time to time at a discount to market prices through the use of payroll deductions. The Company intends that the Plan shall qualify as an “employee stock purchase plan” under Section 423 of the Code.

2.  Definitions.  The terms defined in this section are used (and capitalized) elsewhere in this Plan.

2.1. “Affiliate” means each domestic or foreign corporation that is a “parent corporation” or “subsidiary corporation” of the Company, as defined in Code Sections 424(e) and 424(f) or any successor provisions.

2.2 “Board” means the Board of Directors of the Company.

2.3 “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder.

2.4 “Committee” means the Compensation Committee of the Board or such other committee of non-employee directors appointed by the Board to administer the Plan as provided in Section 13.

2.5 “Common Stock” means the common stock, par value $.05 per share, of the Company.

2.6 “Company” means Hawkins, Inc., a Minnesota corporation.

2.7 “Corporate Transaction” means (i) a merger, consolidation or statutory share exchange in which the Company is not the continuing or surviving corporation (other than a merger involving the Company in which the shareholders of the Company immediately prior to the merger have the same proportionate ownership interest in the outstanding voting stock of the surviving corporation immediately after the merger), or (ii) the sale of substantially all of the assets of the Company.

2.8 “Designated Affiliate” means any Affiliate which has been expressly designated by the Board or Committee as a corporation whose Eligible Employees may participate in the Plan.

2.9 “Eligible Compensation” means the gross cash compensation (including wages, salary, commission, bonus, and overtime earnings) paid by the Company or any Affiliate to a Participant in accordance with the Participant’s terms of employment, but shall not include any employer contributions to a 401(k) or other retirement plan, stock option gains or other any amount included in income with respect to equity-based incentive awards, or any similar extraordinary remuneration received by such Participant.

2.10 “Eligible Employee” means any employee of the Company or a Designated Affiliate who has completed at least 90 days of employment with the Company or a Designated Affiliate and whose customary employment with the Company or a Designated Affiliate is for more than five months in any calendar year, except for any employee who, immediately after a right to purchase is granted under the Plan, would be deemed, for purposes of Code Section 423(b)(3), to own stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any Affiliate.

2.11 “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the regulations promulgated thereunder.

2.12 “Fair Market Value” of a share of Common Stock as of any date means (i) if the Company’s Common Stock is then listed on a national securities exchange, the closing price for a share of such Common Stock on such exchange on said date, or, if no sale has been made on such exchange on said date, on the last preceding day on which any sale shall have been made; or (ii) if the Company’s Common Stock is not then listed on a national securities exchange, such value as the Committee in its discretion may in good faith determine. The determination of Fair Market Value shall be subject to adjustment as provided in Section 14.1.

2.13 “Offering” means the right provided to Participants to purchase Shares under the Plan with respect to a Purchase Period.

2.14 “Participant” means an Eligible Employee who has elected to participate in the Plan in the manner set forth in Section 4 and whose participation has not ended pursuant to Section 8.1 or Section 9.

2.15 “Plan” means this Hawkins, Inc. Employee Stock Purchase Plan, as it may be amended from time to time.

2.16 “Purchase Date” means the last Trading Day of a Purchase Period.

2.17 “Purchase Period” means a period of six months beginning either (i) on January 1 of each calendar year and ending on the next June 30, or (ii) on July 1 in each calendar year and ending on the next December 31, or such other period of time (but not to exceed 27 months or such longer period as may be permitted under Code Section 423) as may be established by the Committee.

2.18 “Recordkeeping Account” means the account maintained in the books and records of the Company recording the amount contributed to the Plan by each Participant through payroll deductions.

2.19 “Shares” means shares of Common Stock.

2.20 “Trading Day” means a day on which the national stock exchanges in the United States are open for trading.

3.  Shares Available.   Shares may be sold by the Company to Eligible Employees at any time after this Plan has been approved by the shareholders of the Company, but not more than 300,000 Shares (subject to adjustment as provided in Section 14.1) may be sold to Eligible Employees pursuant to this Plan. If the purchases by all Participants in an Offering would otherwise cause the aggregate number of Shares to be sold under the Plan to exceed the number specified in this Section 3.1, each Participant in that Offering shall be allocated a ratable portion of the remaining number of Shares which may be sold under the Plan.

4.  Eligibility and Participation.  To be eligible to participate in the Plan for a given Purchase Period, an employee must be an Eligible Employee on the first day of such Purchase Period. An Eligible Employee may elect to participate in the Plan by filing an election form with the Company before the first day of a Purchase Period that authorizes regular payroll deductions from Eligible Compensation beginning with the first payroll period ending on or after the first day of such Purchase Period and continuing until the Plan is terminated or the Eligible Employee withdraws from the Plan, modifies his or her authorization, or ceases to be an Eligible Employee, as hereinafter provided.

5.  Amount of Common Stock Each Eligible Employee May Purchase.

5.1. Subject to the provisions of this Plan, each Participant shall be offered the right to purchase on the Purchase Date the maximum number of whole Shares that can be purchased with the balance in the Participant’s Recordkeeping Account at the per Share price specified in Section 5.2. Notwithstanding the foregoing, no Participant shall be entitled to:

(a) the right to purchase Shares under this Plan and all other employee stock purchase plans (within the meaning of Code Section 423(b)), if any, of the Company and its Affiliates that accrues at a rate which in the aggregate exceeds $25,000 of Fair Market Value (determined on the first day of a Purchase Period when the right is granted) for each calendar year in which such right is outstanding at any time; or

(b) purchase more than 500 Shares in any Offering under this Plan, such limit subject to adjustment as provided in Section 14.1.

5.2. Unless a greater purchase price is established by the Committee for an Offering prior to the commencement of the applicable Purchase Period, the purchase price of each Share sold pursuant to this Plan will be the lesser of (i) 85% of the Fair Market Value of such Share on the first day of the applicable Purchase Period, or (ii) 85% of the Fair Market Value of such Share on the last day of the Purchase Period.

6.  Method of Participation.

6.1. The Company shall give notice to each Eligible Employee of the opportunity to purchase Shares pursuant to this Plan and the terms and conditions of such Offering. The Company contemplates that for tax purposes the first day of a Purchase Period will be the date of the grant of the right to purchase of such Shares.

6.2. Each Eligible Employee who desires to participate in the Plan for a Purchase Period shall signify his or her election to do so by signing and filing with the Company an election form approved by the Committee. An Eligible Employee may elect to have an amount of Eligible Compensation of at least $10.00 and not more than $1,000.00 withheld as a payroll deduction per pay period. An election to participate in the Plan and to authorize payroll deductions as described herein must be made before the first day of a Purchase Period. The election shall be effective for the first payroll period that ends on or after the first day of the Purchase Period immediately following the filing of such election form and shall remain in effect until the Plan is terminated or such Participant withdraws from the Plan, modifies his or her authorization, or ceases to be an Eligible Employee, as hereinafter provided.

6.3. Each Offering shall consist of a single Purchase Period and shall be in such form and shall contain such terms and conditions as the Committee shall deem appropriate, consistent with the terms of the Plan. The Committee may provide for separate Offerings for different Designated Affiliates, and the terms and conditions of the separate Offerings, including the applicable Purchase Period, need not be consistent. Any Offering shall comply with the requirement of Code Section 423 that all Participants shall have the same rights and privileges for such Offering. The terms and conditions of any Offering shall be incorporated by reference into the Plan and treated as part of the Plan.

7.  Recordkeeping Account.

7.1. The Company shall maintain a Recordkeeping Account for each Participant. Payroll deductions pursuant to Section 6 will be credited to such Recordkeeping Accounts on each payday.

7.2. No interest will be credited to a Participant’s Recordkeeping Account (unless required under local law).

7.3. The Recordkeeping Account is established solely for accounting purposes, and all amounts credited to the Recordkeeping Account will remain part of the general assets of the Company and need not be segregated from other corporate funds (unless required under local law).

7.4. A Participant may not make any separate cash payment into a Recordkeeping Account, except as may be permitted by the Committee in accordance with Section 6.2.

8.  Right to Adjust Participation; Withdrawals from Recordkeeping Account.

8.1. A Participant may at any time withdraw from the Plan. If a Participant withdraws from the Plan, the Company will pay to the Participant in cash the entire balance in such Participant’s Recordkeeping Account and no further deductions will be made from the Participant’s Eligible Compensation during such Purchase Period. A Participant who withdraws from the Plan will not be eligible to reenter the Plan until the next succeeding Purchase Period, and any such reentry shall be through the enrollment process described in Section 6.2.

8.2. Except for a withdrawal from the Plan as provided in Section 8.1, a Participant may only increase or decrease the deductions from his or her Eligible Compensation as of the first pay period in any Purchase Period.

8.3. Notification of a Participant’s election (i) to withdraw from the Plan and terminate deductions or (ii) to increase or decrease deductions shall be made by signing and filing with the Company an appropriate form approved by the Committee. The Committee may promulgate rules regarding the time and manner for providing any such written notice, which may include a requirement that the notice be on file with the Company’s designated office for a reasonable period before it will be effective.

9.  Termination of Employment.  If the employment of a Participant is terminated for any reason, including death, disability, or retirement, the entire balance in the Participant’s Recordkeeping Account will be refunded in cash to the Participant within 30 days after the date of termination of employment. For purposes of the Plan, a Participant will not be deemed to have terminated employment while the Participant is on sick leave, military leave or other leave of absence approved by the Company. Where the period of leave exceeds 90 days and the Employee’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to have terminated on the ninety-first day of such leave.

10.  Purchase of Shares.

10.1. As of the Purchase Date, the balance in each Participant’s Recordkeeping Account will be used to purchase the maximum number of whole Shares (subject to the limitations of Section 5.1) at the purchase price determined in accordance with Section 5.2, unless the Participant has filed an appropriate form with the Company in advance of that date to withdraw from the Plan in accordance with Section 8.1. Any amount in a Participant’s Recordkeeping Account that is not used to purchase Shares pursuant to this Section 10.1 will be refunded to the Participant unless the unused amount is less than the amount necessary to purchase a whole Share. In that case, the unused amount will be retained in the Participant’s Recordkeeping Account and carried forward into the next Purchase Period (unless the Participant will not be a Participant during the next Purchase Period).

10.2. Promptly after the end of each Purchase Period, a certificate for the number of Shares purchased by all Participants shall be issued and delivered to an agent selected by the Company. The agent will hold such certificate for the benefit of all Participants who have purchased Shares and will maintain an account for each Participant reflecting the number of whole Shares credited to the account of each Participant. Each Participant will be entitled to direct the voting of all Shares credited to such Participant’s account by the agent. Each Participant may also direct such agent to sell such Shares and distribute the net proceeds of such sale to the Participant. At any time after the Participant has satisfied the minimum holding period requirements established by Code Section 423(a)(1), a Participant may request from the agent a certificate representing the Shares credited to the Participant’s account, in which case the agent shall transfer a certificate for such whole number of Shares directly to the Participant.

11.  Rights as a Shareholder.  A Participant shall not be entitled to any of the rights or privileges of a shareholder of the Company with respect to Shares, including the right to vote or direct the voting or to receive any dividends that may be declared by the Company, until (i) the Participant actually has paid the purchase price for such Shares and (ii) certificates for such Shares have been issued either to the agent or to the Participant, as provided in Section 10.

12.  Rights Not Transferable.  A Participant’s rights under this Plan are exercisable only by the Participant during his or her lifetime, and may not be sold, pledged, assigned, transferred or disposed of in any manner other than by will or the laws of descent and distribution. Any attempt to sell, pledge, assign, transfer or dispose of the same shall be null and void and without effect. The amounts credited to a Recordkeeping Account may not be sold, pledged, assigned, transferred or disposed of in any way, and any attempted sale, pledge, assignment, transfer or other disposition of such amounts will be null and void and without effect.

13.  Administration of the Plan.

13.1. This Plan shall be administered by the Committee. Subject to the express provisions of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have full power and authority to:

(a) Determine when each Purchase Period under this Plan shall occur, and the terms and conditions of each related Offering (which need not be identical);

(b) Designate from time to time which Affiliates of the Company shall be eligible to participate in the Plan;

(c) Construe and interpret the Plan and establish, amend and revoke rules, regulations and procedures for the administration of the Plan. The Committee may, in the exercise of this power, correct any defect, omission or inconsistency in the Plan, in such manner and to the extent it may deem necessary, desirable or appropriate to make the Plan fully effective;

(d) Exercise such powers and perform such acts as the Committee may deem necessary, desirable or appropriate to promote the best interests of the Company and its Designated Affiliates and to carry out the intent that the Offerings made under the Plan are treated as qualifying under Code Section 423(b); and

(e) As more fully described in Section 19, to adopt such rules, procedures and sub-plans as may be necessary, desirable or appropriate to permit participation in the Plan by employees who are foreign nationals or employed outside the United States by a non-U.S. Designated Affiliate, and to achieve tax, securities law and other compliance objectives in particular locations outside the United States.

13.2. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive, and binding upon all persons, including the Company, any Affiliate, any Participant and any Eligible Employee.

13.3. Subject to the terms of the Plan and applicable law, the Committee may delegate ministerial duties associated with the administration of the Plan to such of the Company’s officers, employees or agents as the Committee may determine.

13.4. No member of the Board or Committee shall be liable for any action taken or determination made in good faith with respect to the Plan. In addition to such other rights of indemnification as they may have as members of the Board or officers or employees of the Company or a Designated Affiliate, members of the Board and Committee and any officers or employees of the Company or Designated Affiliate to whom authority to act for the Committee is delegated shall be indemnified by the Company from and against any and all liabilities, costs and expenses incurred by such persons as a result of any act or omission to act in connection with the performance of such person’s duties, responsibilities and obligations under the Plan if such person has acted in good faith and in a manner that he or she reasonably believes to be in, or not opposed to, the best interests of the Company.

14.  Adjustment upon Changes in Capitalization and Corporate Transactions.

14.1. In the event of any change in the Common Stock of the Company by reason of a stock dividend, stock split, reverse stock split, corporate separation, recapitalization, merger, consolidation, combination, exchange of shares and the like, the Committee shall make such equitable adjustments as it deems appropriate in the aggregate number and class of shares available under this Plan and the number, class and purchase price of shares available but not yet purchased under this Plan.

14.2. In the event of a Corporate Transaction, the Board may determine and provide that: (i) each right to acquire Shares on any Purchase Date that is scheduled to occur after the date of the consummation of the Corporate Transaction shall be continued or assumed or an equivalent right shall be substituted by the surviving or successor corporation or a parent or subsidiary of such corporation; or (ii) the Purchase Period then in progress shall be shortened by setting a new Purchase Date. If a new Purchase Date is set, it shall be a specified date before the date of the consummation of the Corporate Transaction. Each Participant shall be notified in writing, prior to any new Purchase Date, that the Purchase Date for the existing Offering has been changed to the new Purchase Date and that the Participant’s right to acquire Shares will be exercised automatically on the new Purchase Date unless prior to such date the Participant’s employment has been terminated or the Participant has withdrawn from the Plan.

15.  Registration of Certificates.  Stock certificates will be registered in the name of the Participant, or jointly in the name of the Participant and another person, as the Participant may direct on an appropriate form filed with the Company or the agent.

16.  Amendment or Suspension of Plan.  The Board may at any time suspend this Plan or amend it in any respect, but no such amendment may, without shareholder approval, increase the number of shares reserved under this Plan, or effect any other change in the Plan that would require shareholder approval under applicable law or to maintain compliance with Code Section 423. No such amendment or suspension shall adversely affect the rights of Participants pursuant to Shares previously acquired under the Plan. During any suspension of the Plan, no new Offering or Purchase Period shall begin and no Eligible Employee shall be offered any new right to purchase Shares under the Plan or any opportunity to elect to participate in the Plan, and any existing payroll deduction authorizations shall be suspended, but any such right to purchase Shares previously granted for a Purchase Period that began prior to the Plan suspension shall remain subject to the other provisions of this Plan and the discretion of the Board and the Committee with respect thereto.

17.  Effective Date and Term of Plan.  This Plan shall be effective on April 4, 2011, subject to approval of the Plan by the Company’s shareholders within 12 months of such date. The Plan and all rights of Participants hereunder shall terminate (i) at any time, at the discretion of the Board of Directors, or (ii) upon the completion of any Offering under which the limitation on the total number of shares to be issued set forth in Section 3 has been reached. Except as otherwise determined by the Board, upon termination of this Plan, the Company shall pay to each Participant cash in an amount equal to the entire remaining balance in such Participant’s Recordkeeping Account.

18.  Governmental Regulations and Listing.  All rights granted or to be granted to Eligible Employees under this Plan are expressly subject to all applicable laws and regulations and to the approval of all governmental authorities required in connection with the authorization, issuance, sale or transfer of the Shares reserved for this Plan, including, without limitation, there being a current registration statement of the Company under the Securities Act of 1933, as amended, covering the Shares purchasable on the Purchase Date applicable to such Shares, and if such a registration statement shall not then be effective, the term of such Purchase Period shall be extended until the first business day after the effective date of such a registration statement, or post-effective amendment thereto. If applicable, all such rights hereunder are also similarly subject to effectiveness of an appropriate listing application to a national securities exchange covering the Shares issuable under the Plan upon official notice of issuance.

19.  Rules for Foreign Jurisdictions.  The Committee may adopt rules, procedures or subplans relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures. Without limiting the generality of the foregoing, the Committee is specifically authorized to adopt rules and procedures regarding handling of payroll deductions, payment of interest, conversion of local currency, payroll tax, the definition of Eligible Compensation, withholding procedures and handling of stock certificates which vary with local requirements.

20.  Miscellaneous.

20.1. This Plan shall not be deemed to constitute a contract of employment between the Company and any Participant, nor shall it interfere with the right of the Company to terminate any Participant and treat him or her without regard to the effect which such treatment might have upon him or her under this Plan.

20.2. Wherever appropriate as used herein, the masculine gender may be read as the feminine gender, the feminine gender may be read as the masculine gender, the singular may be read as the plural and the plural may be read as the singular.

20.3. This Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Minnesota.

20.4. Any reference in the Plan to election or enrollment forms, notices, authorizations or any other document to be provided in writing shall include any such form, notice, authorization or document delivered electronically, including through the Company’s intranet, in accordance with procedures established by the Committee.

20.5. Any reference in this Plan to the issuance or transfer of a stock certificate evidencing Shares shall be deemed to include, in the Committee’s discretion, the issuance or transfer of such Shares in book-entry or electronic form. Uncertificated Shares shall be deemed delivered for all purposes of this Plan when the Company or its agent shall have provided to the recipient of the Shares a notice of issuance or transfer by electronic mail (with proof of receipt) or by United States mail, and have recorded the issuance or transfer in its records.

HAWKINS, INC.ANNUAL MEETING OF SHAREHOLDERSTuesday, August 2, 20113:00 p.m., Central TimeMidland Hills Country Club2001 Fulham St.Roseville, MinnesotaHAWKINS, INC.3100 East Hennepin AvenueMinneapolis, Minnesota 55413The following proxy materials and information are available for your review at www.ezodproxy.com/hawkinsinc/2011• the Company’s Notice of Annual Meeting and Proxy Statement;• the Company’s Annual Report on Form 10-K for the fiscal year ended April 3, 2011;• the form of Proxy Card;• the Letter to Shareholders; and• directions to the Annual Meeting.This proxy is solicited by the Board of Directors for use at the Annual Meeting of Shareholders on August 2, 2011.The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.If no choice is specified, the proxy will be voted “FOR” Items 1 through 9 and 3 years for item 10.By signing the proxy, you revoke all prior proxies and appoint Patrick H. Hawkins, Kathleen P. Pepski and Richard G. Erstad, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters that may come before the Annual Meeting and all adjournments.proxyImportant Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on August 2, 2011.The Proxy Statement and Annual Report on Form 10-K are available at:www.ezodproxy.com/hawkinsinc/2011 See reverse for voting instructions.

Shareowner Services ; Box 64945St. Paul, MN 55164-0945COMPANY #Address Change? Mark box, sign, and indicate changes below:Vote by Internet, Telephone or Mail24 Hours a Day, 7 Days a WeekYour phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.INTERNET — www.eproxy.com/hwknUse the Internet to vote your proxy until 11:59 p.m. on August 1, 2011.PHONE — 1-800-560-1965Use a touch-tone telephone to vote your proxy until 11:59 p.m. on August 1, 2011.Mail — Mark, sign and date your proxy card and return it in the postage-paid envelope provided.If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.Please detach here The Board of Directors Recommends a Vote FOR Items 1 through 9 and 3 years for Item 10.Election of directors: FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN1. John S. McKeon 5. Daryl I. Skaar2. Patrick H. Hawkins 6. James T. Thompson3. James A. Faulconbridge 7. Jeffrey L. Wright4. Duane M. Jergenson 8. Proposal to approve the Hawkins, Inc. Employee Stock Purchase Plan For ? Against ? Abstain9. Non-binding advisory vote on executive compensation (“say-on-pay”) For ? Against ? AbstainThe Board of Directors recommends a vote for 3 years:10. Non-binding advisory vote on the frequency of the vote on executive compensation 1 Year ? 2 Years ?3 Years ? AbstainTHIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS. Date Signature(s) in BoxPlease sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.